Exhibit (k)(3)

EXECUTION COPY

CREDIT AGREEMENT

dated as of

August 26, 2014

among

DAUPHIN FUNDING LLC,

as Borrower,

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Administrative Agent and a Lender,

and

The Other Lenders Party Hereto

TABLE OF CONTENTS

		PAGE
ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.01	Defined Terms	1
Section 1.02	Use of Defined Terms	1
Section 1.03	Interpretation	2
Section 1.04	Accounting Matters	2
Section 1.05	Conflict Between Credit Documents	3
Section 1.06	Legal Representation of the Parties	3

ARTICLE 2
COMMITMENT

Section 2.01	Commitment	4
Section 2.02	Voluntary Reductions or Termination of the Maximum Commitment	4
Section 2.03	Fees	5
Section 2.04	Lender Commitment Reduction, Applicable Margin Adjustments and Margin Requirement Changes	5

ARTICLE 3
LOANS AND LENDER NOTE

Section 3.01	Borrowing Procedure for Loans	6
Section 3.02	Notes	8
Section 3.03	Principal Payments	8
Section 3.04	Interest	9
Section 3.05	Method and Place of Payment	14
Section 3.06	Net Payments; Taxes	14
Section 3.07	Sharing of Payments by Lenders	19
Section 3.08	Post Default Order of Application of Funds	20

ARTICLE 4
CONDITIONS TO CREDIT EXTENSIONS

Section 4.01	Initial Loan	20
Section 4.02	All Loans	26

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Section 5.01	Organization, etc	27

-i-

-ii-

-iii-

ANNEX I – Definitions
ANNEX II – Collateral Valuation Schedule
ANNEX III – Collateral Transaction Procedures

EXHIBIT A	–	Form of Borrowing Request
EXHIBIT B	–	Form of Note
EXHIBIT C	–	Form of Assignment Agreement
EXHIBIT D	–	Form of Security Agreement
EXHIBIT E	–	Form of Custodial Agreement
EXHIBIT F	–	Form of Required Borrower and Manager Opinion
EXHIBIT G	–	Form of Manager Letter
EXHIBIT H	–	Form of Equity Owner Letter
EXHIBIT I	–	Form of FS Global Advisor Letter
EXHIBIT J	–	Form of Compliance Certificate (Section 6.01(b)(iii))
EXHIBIT K	–	Form of Setup Fee Agreement
EXHIBIT L	–	Form of Commitment Termination Notice
EXHIBIT M	–	Form of Loan Cessation Notice
EXHIBIT N-1	–	Form of U.S. Tax Compliance Certificate
EXHIBIT N-2	–	Form of U.S. Tax Compliance Certificate
EXHIBIT N-3	–	Form of U.S. Tax Compliance Certificate
EXHIBIT N-4	–	Form of U.S. Tax Compliance Certificate

SCHEDULE 1	–	Lending Offices, Administrative Agent Office and Notice Data
SCHEDULE 2	–	UCC-1 Filing Jurisdictions
SCHEDULE 3	–	Schedule of Fund Investments
SCHEDULE 4	–	Approved Banks
SCHEDULE 5	–	Approved Selling Institutions
SCHEDULE 6	–	Approved Industry Categories
SCHEDULE 7	–	Approved Pricing Services
SCHEDULE 8	–	Approved Bond Dealers

i

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of August 26, 2014 (as amended from time to time, this “Agreement”), is entered into by and among DAUPHIN FUNDING LLC, a Delaware limited liability company (the “Borrower”), DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”), as administrative agent (in such capacity, the Administrative Agent) and a Lender, and each other Lender party hereto from time to time (together with DBNY in its capacity as Lender, the “Lenders” and each a “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower is a newly-formed limited liability company formed under the laws of the State of Delaware to pursue a strategy of investing on a leveraged basis in, and managing a pool of, Fund Investments (as defined in Annex II hereto);

WHEREAS, the Borrower will acquire, hold and dispose of Fund Investments;

WHEREAS, the Borrower desires to obtain the Commitments (as defined in Annex I hereto) from the Lenders, pursuant to which Loans shall be made, subject to the terms and conditions set forth herein, in a maximum aggregate principal amount not to exceed at any time the lesser of (a) the Maximum Commitment and (b) the Maximum Advance Amount (as defined in Annex I hereto) at such time; and

WHEREAS, the Lenders are willing, on the terms and conditions hereinafter set forth, to extend the Commitments;

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.01 Defined Terms. As used in this Agreement, and unless the context requires a different meaning, capitalized terms used but not defined herein shall have the respective meanings set forth in Annex I or Annex II.

Section 1.02 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each Assignment Agreement, notice and other communication delivered from time to time in connection with this Agreement or any other Credit Document.

Section 1.03 Interpretation. In this Agreement, unless a clear contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) reference to any gender includes each other gender;

(d) reference to any agreement (including this Agreement and the Annexes, Exhibits and Schedules hereto), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

(e) reference to any Applicable Law means such Applicable Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision;

(f) unless the context indicates otherwise, reference to any Article, Section, Schedule, Annex or Exhibit means such Article, Section or Schedule hereof or Annex or Exhibit hereto;

(g) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; and

(j) reference to any rating by Moody’s includes any equivalent rating in a successor rating category of Moody’s and reference to any rating by S&P includes any equivalent rating in a successor rating category of S&P.

Section 1.04 Accounting Matters. For purposes of this Agreement, except as otherwise noted herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP applied on a basis consistent with the most recent audited financial statements of the Borrower delivered to the Administrative Agent on or before the Closing Date (or if the Borrower is consolidated on the financial statements of the Equity Owner, the most recent audited financial statements of the Equity Owner) and using the same valuation method as used in such financial statements, except for any change or new methodology required or permitted by GAAP if the Borrower’s certified public accountants concur in such change or new methodology and the change or new methodology is disclosed to the Administrative Agent.

Section 1.05 Conflict Between Credit Documents. If there is any conflict between this Agreement and any other Credit Document, this Agreement and such other Credit Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, this Agreement shall prevail and control.

Section 1.06 Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Credit Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 1.07 Exchange Rates. Not later than 12:00 noon, New York City time, three (3) Business Days prior to each Calculation Date, beginning with the date that is three (3) Business Days prior to the date on which the initial Borrowing is made, the Administrative Agent shall determine the Exchange Rate as of such Calculation Date with respect to each Alternate Currency. The Exchange Rates so determined shall become effective on the relevant Calculation Date, shall remain effective until the next succeeding Calculation Date, and shall for all purposes of this Agreement (other than Section 2.01 (Commitment), Section 9.23 (Judgment Currency), or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and any Alternate Currency, including in the case of any amount in any Alternate Currency for purposes of determining the Dollar Equivalent thereof.

Section 1.08 Currencies Generally. Except as otherwise provided herein, for purposes of determining (i) whether the amount of any Borrowing would exceed the lesser of the Maximum Commitment and the Maximum Advance Amount, (ii) the Commitments, (iii) the Unused Amount, (iv) the Overcollaterization Test, (v) the Maximum Commitment, (vi) the OET Commitment Amount, (vii) Liens for Taxes, assessments or other governmental charges under Section 6.02(c)(iii) (Liens), (viii) the Cash Equivalents, (ix) any amount due in the Obligation Currency, (x) the Advance Amount, (xi) the Maximum Borrower Amount, (xii) the Market Value or the fair market value of any Fund Investment or (xiii) other similar amounts, the outstanding principal amount of any Borrowing or Loan that is denominated in any Alternate Currency or the Market Value or the fair market value of any Fund Investment that is denominated in any Alternate Currency shall be deemed to be the Dollar Equivalent (subject to Section 1.07) of the amount of the Alternate Currency of such Loan or Fund Investment, as the case may be, determined as of the date of such Borrowing or the date of valuation of such Fund Investment, as the case may be.

ARTICLE 2

COMMITMENT

Section 2.01 Commitment. Subject to the terms and conditions of this Agreement, each Lender severally commits, from the Closing Date to the Commitment Termination Date, to make revolving loans in Dollars or an Alternate Currency (individually, a “Loan” and collectively, the “Loans”), to the Borrower, in an aggregate amount the Dollar Equivalent of which shall not exceed at any time the outstanding amount of such Lender’s Commitment with respect to the Loans; provided that the Lenders shall not be required to make any Loans hereunder if, after giving effect thereto and to the receipt and application by the Borrower of the proceeds of such Loan, the Dollar Equivalent of the then aggregate outstanding principal amount of such Loans would exceed the lesser of (A) the Maximum Commitment and (B) the Maximum Advance Amount at such time. Subject to the preceding limitation and the terms and conditions of this Agreement, the Borrower may from time to time borrow, prepay, repay and reborrow Loans.

Section 2.02 Voluntary Reductions or Termination of the Maximum Commitment.

(a) Each Lender’s commitment to make Loans hereunder shall automatically terminate, and the Maximum Commitment shall be reduced to zero, upon the Commitment Termination Date.

(b) The Borrower may voluntarily, from time to time, permanently reduce the amount of the Maximum Commitment upon at least sixty (60) days’ prior written notice (subject to clause (c) below) to the Administrative Agent specifying the amount of such reduction, which notice shall be irrevocable once given; provided that (i) no reduction may reduce the Maximum Commitment below $25,000,000 unless the Maximum Commitment is reduced to zero; (ii) any partial reduction of the Maximum Commitment shall be in a minimum amount of $10,000,000 and in an integral multiple of $1,000,000 for amounts in excess thereof; and (iii) no such reduction shall reduce the Maximum Commitment to an amount less than the sum of the Dollar Equivalent of the then aggregate outstanding Loans. The Administrative Agent shall promptly notify each Lender of the receipt of any such notice and the pro rata reduction of such Lender’s Commitment.

(c) Borrower may reduce the Maximum Commitment in accordance with Section 2.02(b) (except for the notice period specified therein) on at least ten (10) Business Days’ prior written notice to the Administrative Agent if Borrower, concurrently with or prior to the effectiveness of any such reduction in the Maximum Commitment, pays (without duplication) to the Administrative Agent, for the account of the Lenders, a fee equal to the difference between (x) the Commitment Fee that would have accrued on the amount of such reduction during the sixty (60) day notice period pursuant to Section 2.02(b), or, if fewer, the number of days from (and including) the date of such notice to (and excluding) Scheduled Commitment Termination Date, and (y) the Commitment Fee that accrued on such amount during the shortened notice period elected pursuant to this Section 2.02(c).

Section 2.03 Fees.

(a) Setup Fee. The Borrower shall pay to DBNY a Setup Fee in an amount and at the time as set forth in the fee letter between DBNY and the Borrower dated as of the Closing Date (the “Fee Letter”). The Borrower agrees that, once paid, the fees or any part thereof payable hereunder are irrevocable and non-refundable under any circumstances.

(b) Commitment Fee. The Borrower shall pay the applicable Commitment Fee (if any) to the Administrative Agent, for account of the Lenders, on each Payment Date and on the Commitment Termination Date.

(c) Administrative Agent’s Fee. The Borrower shall pay fees to the Administrative Agent on the first Business Day of each calendar year in an amount equal to 0.015% of the aggregate Commitment of the Lenders as of such date (without regard to any reductions other than voluntary reductions pursuant to Section 2.02).

Section 2.04 Lender Commitment Reduction, Applicable Margin Adjustments and Margin Requirement Changes. The Lenders may from time to time, subject to Section 9.13(i)(a) (Amendment or Waiver), upon 60 days’ prior written notice (which notice shall specify in detail such actions to be taken) to Borrower and to the Administrative Agent take one or more of the following actions: (i) reduce the Maximum Commitment; (ii) change the Applicable Margin and (iii) change the definition of “Margin Requirement”, “Base Margin Requirement”, “Additional Margin Requirement” or “Portfolio Limitations” (and each of the Annexes referenced therein). If the Lenders reduce the Maximum Commitment in accordance with this Section 2.04, each Lender shall maintain its Commitment during the 60-day period following the date on which the Lenders provided the notice of such reduction (such day, the “Termination Notice Day”) in an amount equal to the least of the Dollar Equivalent of: (i) the outstanding principal amount of the Loans as of the close of business on the Termination Notice Day, (ii) the average outstanding principal amount of the Loans over the thirty (30) Business Days immediately preceding the Termination Notice Day,

(iii) the outstanding principal amount of the Loans as of the close of business on any Business Day following and including the Termination Notice Day, and (iv) the Maximum Commitment (such applicable amount, the “OET Commitment Amount”). Borrower acknowledges and agrees that if on the effective date of such reduction of the Maximum Commitment, the Dollar Equivalent of the aggregate principal amount of the then outstanding Loans exceeds the OET Commitment Amount, then no later than on such effective date Borrower shall repay the principal amount of Loans (together with accrued interest on such repaid principal amount) such that immediately thereafter the Dollar Equivalent of the aggregate principal amount of Loans outstanding shall not be greater than the OET Commitment Amount.

ARTICLE 3

LOANS AND LENDER NOTE

Section 3.01 Borrowing Procedure for Loans. (a) Subject to satisfaction of the applicable conditions precedent and the other terms of this Agreement, the Lenders will from time to time prior to the Commitment Termination Date fund Loans in Dollars or, subject to the consent of the Administrative Agent in its sole discretion acting at the direction of the Lenders, an Alternate Currency, as the case may be, to, and only to, the Applicable Custodial Account upon receipt of a timely and irrevocable written Borrowing Request, certified by an Authorized Representative of the Borrower and a Responsible Officer (which could be the same person as the Authorized Representative) as specified in Section 4.02(b) (Borrowing Request) specifying the amount in Dollars or the relevant Alternate Currency, as the case may be, and Business Day requested for funding; provided that the Borrower shall deliver not more than one (1) Borrowing Request to the Administrative Agent on any Business Day. Such Loans shall be in (i) a minimum principal amount equal to (A) if in Dollars, $500,000 or an integral multiple of $1,000 for amounts in excess thereof or (B) if in an Alternate Currency, the Dollar Equivalent of $500,000 (rounded up to the nearest integral multiple of 1,000 units of such Alternate Currency) or an integral multiple of 1,000 units of such Alternate Currency for amounts in excess thereof or (ii) if less than the amount specified in the immediately preceding subclause (i), an amount equal to the Dollar Equivalent of the aggregate Unused Amount at such time. Any such request shall be made by either delivery to the Administrative Agent of a written Borrowing Request or an Authorized Representative providing to the Administrative Agent a telephonic request for a Borrowing (which request shall be promptly confirmed by means of a written Borrowing Request), in each case no later than 3:00 p.m. (New York time) not less than one (1) Business Day, in the case of a Borrowing denominated in Dollars, or three (3) Business Days, in the case of a Borrowing denominated in an Alternate Currency, preceding the date of the requested Loans. The Administrative Agent shall promptly notify the relevant Lenders of the receipt of each Borrowing Request, specifying the amount of each Loan in Dollars or in the relevant Alternate Currency, as the case may be, as well as such Lender’s Applicable Percentage of such Loan. Such notices to Lenders shall be given by telephone and shall be promptly confirmed in writing by facsimile.

(b) Funding by the Lenders; Presumption by Administrative Agent. The Administrative Agent shall have no obligation to make any Loans available to the Borrower unless and until such Loans have been made available to the Administrative Agent by the relevant Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent its share of such Borrowing, the Administrative Agent may assume that such Lender has made its share available on such date in accordance with Section 3.01(a) (Borrowing Procedure for Loans) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount in Dollars or in the relevant Alternate Currency, as the case may be. In such event, if such Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Dollars or in the relevant Alternate Currency, as the case may be, in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent (i) in the case of a payment to be made by such Lender, at a rate that is the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Borrower, at the interest rate applicable to such Loan in accordance with Section 3.04 (Interest). If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included or equal to the Borrowing, as the case may be. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing to the Administrative Agent under this subsection (b) shall be conclusive, absent manifest error.

(c) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due in Dollars or in the relevant Alternate Currency, as the case may be. In such event, if the Borrower has not in fact made such payment, then the Lenders severally agree to repay to the Administrative Agent forthwith on demand the amount so distributed to any Lenders, in Dollars or in the relevant Alternate Currency, as the case may be, and in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing to the Administrative Agent under this subsection (c) shall be conclusive, absent manifest error.

Section 3.02 Notes. Upon the request of any Lender to the Borrower made through the Administrative Agent, each Loan made by a Lender shall be evidenced by a promissory note payable in Dollars or in the relevant Alternate Currency, as the case may be, to such Lender in a maximum principal amount equal to the Dollar Equivalent of the product of (x) the Maximum Commitment and (y) such Lender’s Applicable Percentage, and dated as of the date such notice is issued, executed by the Borrower and substantially in the form of Exhibit B (the “Notes”). Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender through the Administrative Agent a Note, which shall evidence such Lender’s Loans to the Borrower. Each Lender may attach schedules to a Note and endorse thereon the date, amount in Dollars or relevant Alternate Currency (as the case may be), maturity of its Loans and payments with respect thereto.

Section 3.03 Principal Payments.

(a) The Borrower shall repay in full all Loans on the Maturity Date unless payment is sooner required hereunder and such repayment shall be applied pro rata to each outstanding Loan.

(b) Prior to the Maturity Date, the Borrower:

(i) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the aggregate outstanding principal amount of any Loans made as part of any particular Borrowing; provided that:

(A) no such prepayment may be made which, after giving effect thereto, would result in the aggregate outstanding principal amount thereof being less than (1) if in Dollars, $1,000,000 (unless repaid in full) or other than an integral multiple of $1,000 for amounts in excess thereof or (2) if in an Alternate Currency, the Dollar Equivalent of $1,000,000 (unless repaid in full) or other than an integral multiple of 1,000 units of such currency for amounts in excess thereof;

(B) each such voluntary prepayment shall require prior written notice specifying the date and amount of such prepayment (or telephonic notice promptly confirmed in writing) to the Administrative Agent, not later than 12:00 p.m. (New York time) at least two (2) Business Days’ in the case of Dollar Loans, and three (3) Business Days in the case of Alternate Currency Loans, prior to the date of such prepayment. The Administrative Agent shall promptly notify each Lender of its receipt of such notice, and of the amount of such prepayment that will be applied to each Lender; and

(C) any such prepayment of principal shall be applied pro rata to each outstanding Loan.

(ii) shall immediately repay all Loans upon any acceleration of the maturity of the Loans in connection with the occurrence of an Event of Default pursuant to Section 7.02 (Action if Bankruptcy) or 7.03 (Action if Other Event of Default) and such repayment shall be applied pro rata to each outstanding Loan;

(iii) shall immediately repay Loans to the extent required to satisfy the Overcollateralization Test at all times and such repayment shall be applied pro rata to each outstanding Loan; and

(iv) shall immediately prepay the Loans upon demand of the Administrative Agent (acting on the instructions of the Required Lenders) if, on any Calculation Date by reason of fluctuations in Exchange Rates, the Dollar Equivalent of the then aggregate outstanding principal amount of the Loans exceeds one hundred and five percent (105%) of the Aggregate Commitments, but only to the extent required to eliminate any such excess.

(c) Prepayment Compensation. A prepayment of any Loan for any reason (whether voluntary or mandatory) shall in all cases be accompanied by (i) accrued but unpaid interest thereon and (ii) the payment determined in accordance with Section 3.04(c) (Compensation).

Section 3.04 Interest.

(a) Interest Rules and Calculations. (i) The unpaid principal amount of each Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the LIBOR Rate in effect from time to time plus the Applicable Margin.

(ii) All overdue principal and overdue interest in respect of each Loan and any other overdue amount payable hereunder shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin plus 2%.

(iii) Interest shall accrue with respect to each outstanding Loan at the interest rate applicable to each Interest Period and shall be payable in arrears on each Payment Date.

(iv) All computations of interest hereunder shall be made in accordance with Section 9.08 (Calculations; Computations).

(v) The Administrative Agent, shall upon determining the applicable interest rate for any Borrowing of Loans for any Interest Period, promptly notify the Borrower and the Lenders thereof.

In no event shall the rate of interest applicable to any Loan or any other amount due hereunder exceed the maximum rate permitted by Applicable Law, and the interest rate specified above shall, if necessary, be reduced to such maximum rate permitted by Applicable Law.

(b) Increased Costs, Illegality, etc. (i) In the event that (x) in the case of Section 3.04(b)(i)(A) below, the Administrative Agent, (y) in the case of Section 3.04(b)(i)(B)(1) and (C) below, a Lender, and (z) in the case of Section 3.04(b)(i)(B)(2) below, a Recipient, shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon the Borrower):

(A) on any date for determining the LIBOR Rate for any Interest Period that, by reason of any changes arising after the date of this Agreement affecting the applicable interbank Eurocurrency market, adequate and fair means do not exist for ascertaining the applicable interest rate;

(B) at any time, that (1) such Lender shall incur increased costs (other than Taxes) or reductions in the amounts received or receivable hereunder with respect to agreeing to make or making, funding or maintaining any Loans, or (2) such Recipient is subject to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, in either case because of (x) any change since the Closing Date in any Applicable Law, guideline or order (or in the interpretation or administration thereof and including the introduction of any new accounting standard, Law or guideline) (such as, for example, but not limited to, a change in official reserve requirements), or (y) other circumstances occurring after the Closing Date affecting the applicable interbank Eurocurrency market or any other applicable market or the position of such Lender in such market and in each case notified the Administrative Agent thereof;

(C) at any time, that the making or continuance of any Loan bearing interest determined by reference to the LIBOR Rate has become unlawful by compliance by such Lender in good faith with any accounting standard, Law or guideline (or would conflict with any such accounting standard, Law or guideline not having the force of law but with which such Lender customarily complies even though the failure to comply therewith would not be unlawful) and such Lender has notified the Administrative Agent thereof;

then, and in any such event, affected Loans (which in the case of clause (A) shall be all Loans, in the case of clauses (B)(1) and (C) shall be Loans made or to be made from any affected Lender, and in the case of clause (B)(2) shall be Loans made or to be made from any affected Recipient) bearing interest determined by reference to the LIBOR Rate shall no longer be available until such time as the Administrative Agent notifies the Borrower that such circumstances no longer exist, and any Borrowing Request given by the Borrower with respect to Loans which have not yet been incurred shall be deemed rescinded by the Borrower, and (x) in the case of clauses Section 3.04(b)(i)(A) and (B) above, the Borrower shall pay to the affected Recipients, within 10 days of receipt of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating (including by converting all affected Loans to Base Rate Loans), interest or otherwise as the relevant Recipient shall determine) as shall be required to compensate the relevant Recipient for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Recipient, showing the basis for the calculation thereof in reasonable detail, submitted to the Borrower by such Recipient shall, absent manifest error, be final and conclusive and binding upon all parties thereto) and (y) in the case of clauses (B) and Section 3.04(b)(i)(C) above, the Borrower shall take the actions specified in Section 3.04(b)(ii) as promptly as possible and, in any event, within the time period required by Law.

(ii) At any time that any Loan is affected by the circumstances described in Section 3.04(b)(i)(B) or (C).), the Borrower may (and in the case of a Loan affected pursuant to Section 3.04(b)(i)(C), the Borrower shall) if the affected Loan is then being made pursuant to a Borrowing, cancel such Borrowing from the affected Recipients by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by the

Administrative Agent pursuant to Section 3.04(b)(i)(B) or (C), or if the affected Loan is then outstanding, upon at least two (2) Business Days’ written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent, require each such Loan to be converted into a Base Rate Loan.

(iii) If any Lender shall have reasonably determined in good faith that after the Closing Date, the adoption or effectiveness of any applicable accounting standard, or any Law regarding capital adequacy, or any change in any of the foregoing, or any change in the interpretation or administration of any thereof by any accounting board or Governmental Authority (including any standards board, central bank or comparable agency charged with the interpretation or administration thereof), or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, board, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s (or such controlling corporation’s) capital or assets as a consequence of its commitment to lend to a level below that which such Lender (or such controlling corporation) would have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s (or such controlling corporation’s) policies with respect to capital adequacy), then from time to time, within fifteen (15) days after demand by such Lender, as applicable (with a copy to the Administrative Agent), the Borrower shall pay to such Lender, as applicable, such additional amount or amounts in Dollars or the relevant Alternate Currency, as the case may be, as shall compensate such Lender, as applicable, (or such controlling corporation) for such reduction.

(iv) If any Lender seeks payment of additional amounts from the Borrower pursuant to clauses (i) or (iii) above, the Borrower may, together with payment of all such additional amounts, (A) prepay all Loans for which such Lender seeks payment of additional amounts without payment of any prepayment compensation pursuant to Section 3.04(c) (Compensation) with respect to such Loans and (B) upon such prepayment, reduce the Maximum Commitment in an amount equal to the Dollar Equivalent of the amount of such prepayment.

(v) For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board, or any other change in foreign or domestic generally accepted accounting principles that would require the consolidation of some or all of the assets of the Borrower, including the assets and liabilities which are the subject of this Agreement, with those of any Lender, shall constitute a change in the interpretation of a regulation subject to this Section 3.04(b) (Increased Costs, Illegality, etc.).

(c) Compensation. The Borrower shall compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans, but excluding in any event the loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a Borrowing of Loans does not occur on a date specified therefor in a Borrowing Request (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 3.04(b)(i) (Increased Costs, Illegality, etc.)), (ii) if any prepayment, repayment or conversion of any of its Loans occurs on a date which is not the last day of an Interest Period applicable thereto, (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrower or (iv) as a consequence of (A) any other default by the Borrower to repay its Loans when required by the terms of this Agreement (including an Event of Default resulting in acceleration of the maturity of the Loans hereunder) or (B) an action taken pursuant to Section 3.04(b)(ii) (Increased Costs, Illegality, etc.). A Lender’s basis for requesting compensation pursuant to this Section 3.04(c) and a Lender’s calculation of the amount thereof shall, absent manifest error, be final and conclusive and binding on the Borrower. With respect to clause (ii) of the immediately preceding sentence, the compensation owed to the relevant Lender shall be equal to (x) the product of (1) the amount of the applicable Loans made by the relevant Lender, (2) the excess (if any) of (A) the LIBOR Rate for the relevant Interest Period applicable to such Loans over (B) the LIBOR Rate applicable to a period equal to the number of days remaining in the Interest Period applicable to such Loans and (3) the number of days remaining in the Interest Period applicable to such Loans, divided by (y) 360 (or, in the case of Loans denominated in Pounds Sterling, 365).

(d) Change of Lending Office; Limitation on Indemnities.

(i) The Lenders agree that, upon the occurrence of any event giving rise to the operation of Section 3.04(b)(i)(B) or Section 3.04(b)(i)(C) (Increased Costs, Illegality, etc.) or Section 3.06 (Net Payments; Taxes) with respect to any Lender, it shall, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 3.04(d) shall affect or postpone any of the obligations of the Borrower or the right of such Lender provided in Section 3.04(b) (Increased Costs, Illegality, etc.) or Section 3.06 (Net Payments; Taxes).

(ii) Failure or delay on the part of any Lender to demand compensation pursuant to Section 3.04(b) (Increased Costs, Illegality,

etc.) shall not constitute a waiver of its right to demand such compensation, but the Borrower shall not be required to compensate such Lender for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the event giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05 Method and Place of Payment; Payments Generally. All payments by the Borrower of principal and interest in respect of any Loan hereunder shall be made in the currency of such Loan; all other payments hereunder and under each other Credit Document shall be made in Dollars. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent, for the benefit of the Lenders, by no later than 1:00 p.m. New York time or, if the payment is due in an Alternate Currency, the local time at the Administrative Agent’s Office for such Alternate Currency, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office for the relevant currency, it being understood that written notice (or telephonic notice promptly confirmed in writing) by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

Section 3.06 Net Payments; Taxes. (a) Any and all payments by or on account of any obligation of the Borrower under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.06) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.06) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.05 (Participations and Assignments) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.06(d).

(e) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.06, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the

Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.06(f)(ii)(A), Section 3.06(f)(ii)(B) and Section 3.06(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to (x) comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or (y) determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.06 (including by the payment of additional amounts pursuant to this Section 3.06), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.06 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.06(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.06(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.06(g), the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund or credit had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.06(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 3.06 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

(i) For the avoidance of doubt, for purposes of this Section 3.06, the term “ applicable law” includes FATCA.

Section 3.07 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any Loans made by it resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its share thereof as provided herein (except as a result of a payment by the Borrower pursuant to Section 9.06 (Replacement Lenders)), then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply) or (z) any fees or other payments obtained by a Lender that are not a payment of principal of or interest on any Loans.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 3.08 Post Default Order of Application of Funds. Following the occurrence and continuation of an Event of Default, all payments from the Borrower to the Lenders in respect of the obligations under this Agreement shall be applied to such obligations in the order set forth in the Security Agreement.

ARTICLE 4

CONDITIONS TO CREDIT EXTENSIONS

Section 4.01 Initial Loan. Notwithstanding any other provision of this Agreement, the obligations of the relevant Lenders to fund the initial Borrowing (the “Initial Loan”) shall be subject to the prior or concurrent satisfaction, or written waiver by such Lenders, of each of the conditions precedent set forth in this Section 4.01.

(a) Evidence of Authority. The Administrative Agent shall have received:

(i) a certificate of an Authorized Representative of the Borrower and a Responsible Officer (which could be the same person as the Authorized Representative), dated the Closing Date, as to:

(A) the authority of the Borrower to execute, deliver and perform this Agreement, the Notes, each other Credit Document to be executed by it and each other instrument, agreement or other document to be executed in connection with the transactions contemplated in connection herewith and therewith; and

(B) the authority and signatures of those Persons authorized on behalf of the Borrower to execute and deliver this Agreement, the Notes and the other Credit Documents and to act with respect to this Agreement and each other Credit Document to be executed by the Borrower, upon which certificate each Lender, including each assignee (whether or not it shall have then become a party hereto), may conclusively rely until it shall have received a further certificate of the Borrower canceling or amending such prior certificates;

(ii) a copy of the Organic Documents of the Borrower and an executed copy of the Sale Agreement, each certified in a manner reasonably satisfactory to the Administrative Agent, and the provisions of which shall be reasonably satisfactory to the Administrative Agent, a certificate of registration and a certificate of good standing for the Borrower issued by the appropriate governmental office in its jurisdiction of organization; and

(iii) such other instruments, agreements or other documents (certified if requested) as the Administrative Agent may reasonably request.

(b) Agreement; Notes. The Administrative Agent shall have received executed counterparts of this Agreement from all the parties hereto and the Notes, each, in the case of the Borrower, duly executed and delivered by an Authorized Representative of the Borrower.

(c) Collateral Documents. The Administrative Agent shall have received:

(i) evidence satisfactory to the Administrative Agent that all actions that are necessary or, in the reasonable opinion of the Administrative Agent, are desirable to perfect and protect the Liens in the Collateral created or purported to be created by the Collateral Documents have been taken (including delivery to the Custodian of assignment or transfer agreements executed in blank by an Authorized Representative of the Borrower with respect to each Bank Loan);

(ii) the Security Agreement substantially in the form of Exhibit D, dated as of the Closing Date, duly executed and delivered by the Borrower and the other parties thereto together with:

(A) UCC financing statements (Form UCC-1) naming the Borrower as the debtor and the Administrative Agent, for the benefit of itself and the Lenders as secured parties, or other similar instruments or documents in a form suitable for filing in all jurisdictions identified in Schedule 3; and

(B) copies of search reports certified by a party reasonably acceptable to the Administrative Agent, dated as of a date reasonably near to the Closing Date, listing all effective UCC financing statements that name the Borrower as the debtor and which are on file in the jurisdictions identified in Schedule 3, showing that no financing statements (other than those filed pursuant to this Agreement) cover any Collateral, except with respect to Permitted Liens;

(iii) a copy of the Custodial Agreement substantially in the form of Exhibit E, dated as of the Closing Date, as executed and delivered by the Borrower and the other parties thereto.

(d) Management Agreement. The Administrative Agent shall have received copies, certified by the Borrower, of the Management Agreement, duly executed and delivered by the Borrower and the Manager.

(e) No Litigation, etc. No litigation, arbitration, governmental investigation, proceeding or inquiry shall, on the date of the Initial Loan, be pending or, to the knowledge of the Borrower, threatened in writing with respect to any of the transactions contemplated hereby which could, in the reasonable opinion of the Administrative Agent, be adverse in any material respect to the Borrower.

(f) Certificate as to Conditions, Warranties, No Default, Agreements etc. The Administrative Agent shall have received a certificate of an Authorized Representative of the Borrower and a Responsible Officer (which could be the same person as the Authorized Representative), in each case on behalf of the Borrower dated as of the date of the Initial Loan, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that, as of such date:

(i) all conditions set forth in this Article 4 (CONDITIONS TO CREDIT EXTENSIONS) have been fulfilled;

(ii) all representations and warranties of the Borrower set forth in Article 5 (REPRESENTATIONS AND WARRANTIES) are true and correct in all material respects;

(iii) all representations and warranties set forth in each of the Collateral Documents are true and correct in all material respects; and

(iv) no Default or Event of Default shall be continuing.

(g) Custodial Accounts and Fund Investments.

(i) The Administrative Agent shall have received evidence of the establishment of the Custodial Accounts and reasonably satisfactory evidence that (1) all Fund Investments listed on the Schedule of Fund Investments that constitute Certificated Securities, Uncertificated Securities or negotiable Instruments (or security entitlements in respect thereof) or Cash have been credited to the Applicable Custodial Account in accordance with the Collateral Documents, (2) the settlement date for all Fund Investments listed on the Schedule of Fund Investments that constitute Bank Loans has occurred, all transfer or assignment documents relating thereto have been fully executed and delivered by authorized signatories for the Borrower and the transferor or assignor thereof and any other required parties (including the administrative agent and, if applicable, the Obligor under such Bank Loan) and delivered, together with any accompanying promissory note, to the Custodian and instruments or agreements of transfer in respect thereof, duly executed in blank by an

Authorized Representative of the Borrower, have been duly delivered to the Custodian in accordance with the Collateral Documents and (3) all Obligors relating to all Fund Investments listed on the Schedule of Fund Investments have been instructed to make all payments in connection with such Fund Investments to the Applicable Custodial Account.

(ii) The Administrative Agent shall have received evidence of the establishment of a sub-account of the Dollar Custodial Account designated as the “Administrative Expense Sub-account” (the “Dollar Administrative Expense Sub-account”), which shall be in the name of the Borrower subject to the terms of the Custodial Agreement, and as to which the Administrative Agent, for the benefit of itself and the Lenders as secured parties, shall have a first priority perfected security interest. On the date of the Initial Loan, Cash in an amount not to exceed $200,000 shall be withdrawn from the Dollar Cash Collateral Account (as defined in the Custodial Agreement) and deposited into the Dollar Administrative Expense Sub-account, and on each anniversary of the Closing Date, the Custodian shall deposit into the Dollar Administrative Expense Sub-account the amount needed to bring the amount on deposit therein to $200,000. Prior to the occurrence of a Default or an Event of Default, the Custodian may, from time to time, upon notice to, but without the consent of, the Administrative Agent, withdraw amounts from the Dollar Administrative Expense Sub-account to pay the accrued and unpaid Administrative Expenses of the Borrower. Following the occurrence of a Default or an Event of Default, the Custodian may withdraw amounts from the Dollar Administrative Expense Sub-account for its reasonable expenses as permitted under the Custodial Agreement, but shall not pay any other Administrative Expenses except with the written consent of the Administrative Agent. All amounts remaining on deposit in the Dollar Administrative Expense Sub-account (if any) on the Commitment Termination Date shall be deposited by the Custodian into the Custodial Account.

(h) Opinions of Counsel. The Administrative Agent shall have received the following customary opinion letters, each dated as of the Closing Date, and addressed to the Lenders and the Administrative Agent which shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders:

(i) Dechert LLP, counsel to the Borrower, the Manager and FS Global Advisor, addressing the matters set forth in Exhibit F-1, Exhibit F-2 and Exhibit F-3; and

(ii) Richards, Layton & Finger, P.A., special Delaware counsel to the Lenders and the Administrative Agent, in such form and addressing such matters as the Administrative Agent may reasonably require.

(i) Manager Letter. The Administrative Agent shall have received from the Manager a letter in the form of Exhibit G addressed to the Administrative Agent and the Lenders.

(j) Equity Owner Letter. The Administrative Agent shall have received from the Equity Owner a letter in the form of Exhibit H addressed to the Administrative Agent and the Lenders.

(k) FS Global Advisor Letter. The Administrative Agent shall have received from FS Global Advisor a letter in the form of Exhibit I addressed to the Administrative Agent and the Lenders.

(l) Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for account of the Lenders, as the case may be, all fees, costs and expenses then due and payable to it under this Agreement (including Section 9.01 (Payment of Expenses, etc.)).

(m) Administrative Agent’s Counsel. The Borrower shall have paid or caused to be paid all of the fees, costs and expenses of the Administrative Agent’s counsel incurred solely with respect to the negotiation, execution and delivery of this Agreement on the Closing Date, subject to any agreed cap separately agreed in writing between the Borrower and the Administrative Agent.

(n) Certificate of the Borrower Regarding Collateral; Certificate of the Manager Regarding Collateral.

(i) A certificate by an Authorized Representative of the Borrower and a Responsible Officer (which could be the same person as the Authorized Representative), in each case on behalf of the Borrower, dated as of the date of the Initial Loan, to the effect that, in the case of each Fund Investment pledged to the Administrative Agent, for the benefit of itself and the Lenders as secured parties, and included in the Collateral, on the date of the Initial Loan and immediately prior to the delivery thereof on the date of the Initial Loan:

(A) the Borrower has full right to Grant a security interest in and assign and pledge such Fund Investment to the Administrative Agent, for the benefit of itself and the Lenders as secured parties;

(B) to the best of his knowledge, the information set forth with respect to such Fund Investment listed on the Schedule of Fund Investments is correct in all material respects;

(C) to the best of his knowledge, each item purported to be a Fund Investment included in the Collateral satisfies the requirements of the definition of Fund Investment;

(D) after giving effect to any requested Borrowing on the date of the Initial Loan (1) the Dollar Equivalent of the aggregate principal amount of all Loans outstanding will not exceed the Maximum Commitment and (2) the Overcollateralization Test is satisfied; and

(E) the Administrative Agent has a first priority perfected security interest in all of the Collateral, for the benefit of itself and the Lenders as secured parties (except as may otherwise be expressly permitted by this Agreement or the Collateral Documents).

(ii) A certificate of a Responsible Officer of the Manager, dated as of the date of the Initial Loan, to the effect that, in the case of each Fund Investment pledged to the Administrative Agent for inclusion in the Collateral, on the date of the Initial Loan and immediately prior to the delivery thereof on the date of the Initial Loan:

(A) to the best of his knowledge, the Borrower is the owner of such Fund Investment free and clear of any liens, claims or encumbrances of any nature whatsoever except for (1) those which are being released on or prior to the date of the Initial Loan, (2) those Granted pursuant to the Security Agreement and (3) Permitted Liens;

(B) to the best of his knowledge, the Borrower has acquired its ownership in such Fund Investment in good faith without notice of any adverse claim, except as described in paragraph (A) above;

(C) to the best of his knowledge, the Borrower has not assigned, pledged or otherwise encumbered any interest in such Fund Investment (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests Granted pursuant to the Security Agreement or as otherwise expressly permitted by this Agreement;

(D) to the best of his knowledge, the information set forth with respect to such Fund Investment listed on the Schedule of Fund Investments is correct in all material respects; and

(E) to the best of his knowledge, each Fund Investment included in the Collateral satisfies the requirements of the definition of Fund Investment.

(o) Satisfactory Legal Form. All limited liability company and other actions or proceedings taken or required to be taken in connection with the transactions contemplated hereby and all agreements, instruments, documents and opinions of counsel executed, submitted, or delivered pursuant to this Section 4.01 by or on behalf of the Borrower shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel; all certificates and opinions delivered pursuant to this Article 4 shall be addressed to the Administrative Agent and the Lenders, or the Administrative Agent or the Lenders shall be expressly entitled to rely thereon; the Lenders and their counsel shall have received all information, and such number of counterpart originals or such certified or other copies of such information, as the Administrative Agent or its counsel may reasonably request; and all legal matters incident to the transactions contemplated by this Agreement shall be reasonably satisfactory to counsel to the Administrative Agent.

Section 4.02 All Loans. Notwithstanding any other provision of this Agreement, and in addition to any conditions precedent required to be satisfied for the initial Loan hereunder pursuant to Section 4.01 (Initial Loan) (even if waived with respect to the initial Loan), the obligations of the Lenders to make any Loans shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 4.02.

(a) Compliance with Warranties, Maximum Commitment, No Default, etc. Both immediately before and after giving effect to each Loan:

(i) the representations and warranties set forth in Article 5 (REPRESENTATIONS AND WARRANTIES) shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(ii) all representations and warranties set forth in each of the Collateral Documents shall be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(iii) no Default or Event of Default shall be continuing;

(iv) the Overcollateralization Test shall be satisfied; and

(v) the Dollar Equivalent of the aggregate principal amount of all Loans outstanding after giving effect to the proposed Borrowing will not exceed the lesser of (A) the Maximum Commitment and (B) the Maximum Advance Amount at such time (determined after giving effect to the receipt by the Borrower of the proceeds of the requested Loan(s) and the use by the Borrower on such date of such proceeds).

(b) Borrowing Request. The Administrative Agent shall have received a Borrowing Request for a Loan certified by an Authorized Representative of the Borrower and a Responsible Officer (which could be the same person as the Authorized Representative), in each case on behalf of the Borrower. The delivery of any such Borrowing Request and the acceptance by the Borrower of the proceeds or other benefits of any Loan shall constitute a representation and warranty by the Manager on behalf of the Borrower that on the date of such request for a Loan, and immediately before and after giving effect to the application of any proceeds of any Loans thereby, all statements set forth in Section 4.02(a) (Compliance with Warranties, Maximum Commitment, Borrowing Base, No Default, etc.) are true and correct in all material respects and (i) each Borrowing Request shall include a schedule setting forth calculations evidencing the satisfaction of the conditions set forth in clauses (iv) and (v) of Section 4.02(a) (Compliance with Warranties, Maximum Commitment, No Default, etc.) and (ii) all other conditions precedent have been satisfied.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement, to engage in the transactions contemplated herein and in the other Credit Documents and to make the Loans hereunder, the Borrower represents and warrants unto the Lenders and Administrative Agent as set forth in this Article 5.

Section 5.01 Organization, etc.

(a) Organization, Power, Authority, etc. The Borrower is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, is duly qualified to do business and is in good standing in each jurisdiction where the nature of its business requires such qualification to the extent required pursuant to Section 6.01(c) (Maintenance of Existence, etc.) and Section 6.01(d) (Foreign Qualification), and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Note and each other Credit Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

(b) Exemption from Registration. The extensions of credit provided for in this Agreement and the issuance by the Borrower of its equity capital to the Equity Owner are exempt from registration under the Securities Act and the “Blue Sky” Laws of each applicable state.

Section 5.02 Due Authorization, Non-Contravention, etc.

(a) Due Authorization, Non-Contravention. The execution and delivery by the Borrower of this Agreement, the Note and each other Credit Document to which it is a party, the performance by the Borrower of its

Obligations hereunder and thereunder, all Loans obtained hereunder by the Borrower, the granting of the Liens provided for in the Collateral Documents and the consummation of all other actions incidental to any thereof have been duly authorized by all necessary action, do not and shall not conflict with, result in any violation of, or constitute a default under, any provision of any Organic Document or Contractual Obligation of the Borrower or any Law and shall not result in or require the creation or imposition of any Lien on any of the Borrower’s properties pursuant to the provisions of any Contractual Obligation (other than the Liens provided for in the Collateral Documents and the Liens permitted by Section 6.02(c) (Liens)).

(b) Investment Company Act.

(i) The Borrower is a wholly owned Subsidiary of FS Global.

(ii) FS Global is registered as a management company and a closed-end company under the Investment Company Act. The Borrower is not an “investment company” within the meaning given to such term in the Investment Company Act.

(iii) The investment of FS Global in the Borrower is not prohibited by Section 12(d) of the Investment Company Act.

(iv) The incurrence of Debt by the Borrower hereunder and under any other Credit Documents is subject to leverage limitations on the incurrence of indebtedness that are applicable to FS Global pursuant to Section 18(a) of the Investment Company Act.

(v) The execution, delivery and performance by the Borrower of this Agreement, each other Credit Document and its obligations hereunder and thereunder do not and will not violate any provision of the Investment Company Act or any rule, regulation, statutory guidance, no-action letter or interpretation promulgated by the SEC thereunder applicable to the Borrower or FS Global.

Section 5.03 Compliance with Laws. The Borrower is in compliance in all material respects with all Laws, in respect of the conduct of its business and the ownership of its properties.

Section 5.04 Government Approval, Regulation, etc. No authorization, approval, consent, action, filing, notice or registration by or with any Federal, state or other Governmental Authority is required for the due execution, delivery or performance by the Borrower of this Agreement, the Notes or any other Credit Document or the consummation of any transactions contemplated hereby or thereby, except for authorizations, approvals, consents, actions, filings, notices or registrations which have been duly obtained or made and are in full force and effect.

Section 5.05 Validity, etc. This Agreement has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms; and the Notes and each of the other Credit Documents to which the Borrower is a party shall, on the due execution and delivery thereof, constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with their respective terms, in each case, except as enforceability may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.

Section 5.06 Financial Information. With respect to any representation and warranty which is deemed to be made after the date hereof by the Borrower, the balance sheet and statements of operations, of net assets (total assets less total liabilities), earnings and of cash flow, which as of such date shall most recently have been furnished by or on behalf of the Borrower to the Administrative Agent for the purposes of or in connection with this Agreement or any transaction contemplated hereby, shall have been prepared in accordance with GAAP or otherwise on a cash basis, as the case may be, consistently applied (except as disclosed therein), and shall present fairly in all material respects the consolidated financial condition of the Borrower as at the dates thereof for the periods then ended.

Section 5.07 Litigation, etc. There is no pending or, to the best knowledge of the Borrower, threatened litigation, arbitration, action, proceeding, order, investigation or claim, at law or in equity or before or by any Governmental Authority affecting the Borrower, or any of its properties, assets or revenues which could reasonably be expected to have a Material Adverse Effect.

Section 5.08 Regulations T, U and X. The proceeds of any Loans made hereunder have not been, and will not be, used for a purpose which violates, or would be inconsistent with, the provisions of Regulations T, U, or X of the FRS Board.

Section 5.09 Pension and Welfare Plans.

(a) None of the Borrower or any ERISA Affiliate maintains, contributes to (or is obligated to contribute to) or has any liability to any Pension Plan or Welfare Plan of the Borrower or any ERISA Affiliate of the Borrower. None of the Borrower or any ERISA Affiliate of the Borrower has maintained or contributed to (or has been obligated to contribute to) any Pension Plan or Welfare Plan.

(b) None of the assets of the Borrower constitute Plan Assets.

(c) The formation of the Borrower, and the acquisition of Fund Investments contemplated by the Borrower, will not constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or

Section 406 of ERISA) that could subject DBTCA, the Administrative Agent or any Lender to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

Section 5.10 Taxes. The Borrower is a disregarded entity of the Equity Owner for U.S. federal income tax purposes. Each of the Borrower and the Equity Owner have filed all U.S. federal and other material tax returns required by Law to have been filed by it; all such tax returns are true and correct in all material respects; and each of the Borrower and the Equity Owner has paid or withheld (as applicable) all taxes and governmental charges thereby shown to be owing or required to be withheld, and all other material taxes and governmental charges (whether or not thereby shown to be owing or required to be withheld), except any such taxes or charges which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. There are no Liens for Taxes upon any property or assets included in the Collateral, other than Permitted Liens.

Section 5.11 Absence of Default. No Default or Event of Default shall have occurred and be continuing or would result from the incurrence of any Obligations by the Borrower or from the grant or perfection of the Liens on the Collateral pursuant to the Security Agreement. As of the Closing Date, the Borrower is not in default under or with respect to (a) any Contractual Obligation or (b) under any Law.

Section 5.12 Real Property. The Borrower does not own fee title to, or leasehold interest in, any real property.

Section 5.13 Environmental Warranties. The Borrower does not own or lease, nor has it ever owned or leased, any facilities or property the ownership of or leasehold interest in which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law.

Section 5.14 Borrower’s Businesses. The Borrower has not engaged in any business or activity other than such activities as permitted pursuant to its Organic Documents and has at all times complied with the provisions in the LLC Agreement set forth in Section 9(j) thereof.

Section 5.15 Collateral. The Borrower owns and has good title to all of its property and assets, of any nature whatsoever, including all Fund Investments, in each case free and clear of all Liens except as permitted pursuant to Section 6.02(c) (Liens). The Borrower has paid and discharged all lawful claims that, if unpaid, could result in a Lien on its properties, other than Permitted Liens. All of the Administrative Agent’s Liens in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over the Administrative Agent’s Liens.

Section 5.16 Maintenance of Assets. All of the Borrower’s assets capable of being held in or credited to a securities account or deposit account are and will be held in or credited to the Applicable Custodial Account. The Borrower does not maintain any funds or assets in respect of any Affiliate or third party in the Custodial Accounts.

Section 5.17 Manager. (a) The Management Agreement is in full force and effect and no material default exists thereunder and (b) the Manager is in compliance with all material listing requirements of any exchange on which it is listed and no disciplinary action has been taken against the Manager by any such exchange. The Manager is authorized to act on behalf of the Borrower in connection with the delivery of Borrowing Requests and payment instructions and as otherwise authorized under the terms of the Management Agreement; provided that the Borrower shall provide a certificate of the Persons so authorized as provided in Section 4.01(a)(i)(B) (Evidence of Authority).

Section 5.18 Use of Proceeds. The proceeds of the Borrowings hereunder shall be used by the Borrower solely for the purposes of (a) making investments in Fund Investments (including purchasing or otherwise acquiring Fund Investments from the Equity Owner), (b) paying interest and other amounts on Loans, (c) any other purpose required hereunder, (d) paying fees and expenses incurred in connection with the formation of the Borrower and the other transactions contemplated under the terms of this Agreement, and the execution, delivery and performance of this Agreement and the other Transaction Documents including, but not limited to, the payment of fees payable to, or reimbursement of expenses of, the Custodian pursuant to the Custodial Agreement and the Manager pursuant to the Management Agreement and the payment of other ongoing professional and administrative fees and expenses associated with the business and operation of the Borrower, incurred in the ordinary course of business, or as otherwise determined to be incurred by the Borrower (including Administrative Expenses), (e) making distributions to the Equity Owner subject to establishment of the cash reserve as set forth in Section 6.02(k) (Payment of Management Fees) and any other requirements hereunder, and (f) any other valid operating purposes of the Borrower. None of such proceeds shall be used in violation of Applicable Law or, directly or indirectly, (i) to extend “purpose credit” within the meaning given to such term in Regulation U of the FRS Board, or (ii) to purchase, otherwise acquire or carry Margin Stock in any manner that would result in a violation of any of Regulations T, U, and X of the FRS Board.

Section 5.19 Compliance with Anti-Terrorism Laws and Regulations. Neither the Borrower nor the Equity Owner is known by the Borrower after reasonable inquiry to be:

(a) identified and included on the Specially Designated Nationals and Blocked Persons List (the “SDB List”) maintained by the United States Office of Foreign Assets Control (“OFAC”) and the United States Treasury Department or any other similar list (collectively with the SDB List, the “Lists”) maintained by

OFAC or any other United States Federal government agency or authority pursuant to any authorizing United States statute, rule, regulation or Executive Order of the President of the United States (collectively, the “Anti-Terrorism Laws”); or

(b) a designated Person (a “Designated Person”) with whom a citizen or entity of the United States is prohibited to engage in transactions according to any economic sanction, trade embargo or other prohibition pursuant to any Anti-Terrorism Law.

Section 5.20 Compliance with Anti-Money Laundering Laws and Regulations.

(a) Neither the Borrower nor the Equity Owner, to the knowledge of the Borrower after reasonable inquiry:

(i) is under investigation by any United States governmental authority or agency or has been charged with or convicted of money laundering, drug trafficking, terrorist-related activities, any other money laundering predicate crimes or any violation of the Bank Secrecy Act, as amended by the USA PATRIOT Act (the “BSA”), or any other applicable Federal Law governing BSA compliance and the prevention of money laundering violations (collectively with the BSA, the “Anti-Money Laundering Laws”);

(ii) has been assessed civil penalties under any Anti-Money Laundering Laws; or

(iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

(b) The Borrower has taken reasonable measures appropriate to the circumstances (and in any event required by Law), with respect to the Equity Owner, to assure that funds invested by the Equity Owner in the Borrower are derived from lawful and legal sources.

ARTICLE 6

COVENANTS

Section 6.01 Affirmative Covenants. The Borrower agrees with the Administrative Agent and the Lenders that, until the Commitment has been terminated and all principal and interest on the Loans and all other Obligations then due and payable have been paid and performed in full, the Borrower shall perform the Obligations set forth in this Section 6.01.

(a) Overcollateralization Test Calculation; Collateral Reports.

(i) On the 20th day of each calendar month (or, if such date is not a Business Day, then the next following Business Day), the Borrower shall furnish to the Administrative Agent a written statement (a “Collateral Report”) certified by the Manager on behalf of the Borrower, in each case as of the Reporting Date which shall include among other things (to the extent applicable):

(A) the Aggregate Principal Balance of all Fund Investments held in each Applicable Custodial Account and all other Fund Investments (including Bank Loans) owned by the Borrower;

(B) a list of all Fund Investments, including, with respect to each such Investment, the following detailed information:

(1) the Obligor thereon (including the issuer ticker, if any);

(2) the CUSIP or security identifier thereof, if any;

(3) the Principal Balance thereof;

(4) the percentage of the Aggregate Principal Balance represented by such Investment;

(5) the related interest rate (including, where applicable, the benchmark rate and the spread/margin);

(6) the Stated Maturity thereof;

(7) the related industry classification;

(8) the country of Domicile of the Obligor thereon;

(9) an indication as to whether each Fund Investment is (I) experiencing any default or event of default, (II) a Senior Secured Loan or Second Lien Loan, (III) a Fixed Rate Fund Investment or a Floating Rate Fund Investment, (IV) a Participation Interest (indicating the related Approved Selling Institution and its rating by Moody’s or S&P, if any), (V) a Revolving Loan or Delayed Drawdown Loan, and, in each case, the funded amount and Maximum Unfunded Amount thereof, (VI) a DIP Fund

Investment, (VII) a PIK Security, (VIII) an Accreting Security, (IX) an Excluded Investment and (X) a Zero Coupon Security;

(10) the currency thereof;

(C) for each of the requirements or tests specified in the definition of Portfolio Limitations, (1) the calculation, (2) the result, (3) the related minimum or maximum test level and (4) a determination as to whether such result satisfies the related requirement or test;

(D) a schedule showing the balance in each Applicable Custodial Account and each sub-account thereof and on the prior Reporting Date, each credit or debit since such date specifying the nature, source and amount, and the ending balance in each Applicable Custodial Account including all contributions by the Equity Owner to the Borrower and all distributions from the Borrower to the Equity Owner;

(E) the identity of each Excluded Investment and the principal balance thereof;

(F) a schedule setting forth, in reasonable detail, the calculation and determination of the Borrower’s compliance with the Overcollateralization Test; provided that, for the avoidance of doubt, the Borrower’s calculation and determination pursuant to this clause (F) shall in no way affect the Administrative Agent’s right to determine compliance or non-compliance with the Overcollateralization Test, as the case may be, or the occurrence of an Overcollateralization Default Event at any time and from time to time;

(G) the Net Asset Value of the Manager and a determination as to whether a Net Asset Value Floor Event has occurred or (after giving effect to any pending shareholder redemption requests with respect to the Manager) will occur; and

(H) such other information relating to the Borrower or its assets as the Administrative Agent may reasonably request.

(ii) Not later than three (3) Business Days following the date of the failure to comply with the Overcollateralization Test or the occurrence of a Net Asset Value Floor Event, the Borrower shall deliver to the Administrative Agent a supplement to the most recent Collateral Report setting forth each of the items included in the Collateral Report as of such date.

(iii) The Borrower shall promptly furnish in writing to the Administrative Agent from time to time such additional information regarding (A) the calculation of, and determination of the Borrower’s compliance with, the Overcollateralization Test, within one (1) Business Day following the Administrative Agent’s request therefor and (B) Fund Investments; provided that with respect to this clause (B), (x) the Borrower shall have a reasonable period of time to prepare any such additional information and (y) the Borrower shall not be required to provide any such additional information to the extent that it would create an undue expense for or be unduly burdensome on the Borrower (unless the Lenders or the Administrative Agent agrees to compensate the Borrower for the reasonable out-of-pocket costs and expenses thereof).

(b) Information, etc. The Borrower shall:

(i) furnish to the Administrative Agent as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Equity Owner (beginning with the year ended December 31, 2014), from Ernst & Young LLP or another firm of Independent certified public accountants of nationally recognized standing, (A) audited consolidated financial statements, including balance sheet, income statement and statement of cash flows of the Equity Owner and the accompanying footnotes for such fiscal year and (B) unaudited financial statements of the Borrower, in each case prepared, subject to Section 1.04 (Accounting Matters), in accordance with GAAP, setting forth in the case of each fiscal year ending after December 31, 2014, in comparative form the figures for the previous fiscal year;

(ii) furnish to the Administrative Agent:

(A) as soon as available and in any event within sixty (60) days after the end of the first half of each fiscal year of the Equity Owner (beginning with the half-year ended June 30, 2014) (1) unaudited consolidated financial statements, including balance sheet, income statement and statement of cash flows of the Equity Owner and (2) unaudited financial statements of the Borrower, in each case for such half-year and, to the extent available, for the portion of the fiscal year then ended setting forth in comparative form the figures for the corresponding half-year of the previous fiscal year, all certified as to fairness of presentation, GAAP (subject to Section 1.04 (Accounting Matters)) and consistency by the Manager; and

(B) as soon as available and in any event within sixty (60) days after the end of the first and third fiscal quarter of each fiscal year of the Equity Owner, a copy of the statement of investments published by the Equity Owner to its investors;

provided, however, in each case, that if the Borrower or the Equity Owner is either required under Applicable Law or elects of its own discretion to provide such information on a more frequent basis, the Borrower shall furnish such information to the Administrative Agent;

(iii) furnish to the Administrative Agent simultaneously with the delivery of each set of financial statements or statement of investments referred to in clauses (i) and (ii) above, a certificate of the Manager in the form of Exhibit J, (A) setting forth the aggregate amount of Restricted Payments made during the fiscal quarter most recently ended and (B) stating whether any Default or Event of Default has occurred since the date on which the last certificate was delivered (or, in the case of the first certificate delivered hereunder, since the Closing Date) and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower or the Equity Owner is taking or proposes to take with respect thereto;

(iv) furnish to the Administrative Agent as soon as available and in any event within fifteen (15) days after the end of each month, a written statement of the Manager’s Net Asset Value as at the close of business on the last Business Day of the previous calendar month;

(v) as soon as possible after the acquisition of any Fund Investment and until the Borrower’s disposition of such Fund Investment (or, if earlier, the maturity or termination date thereof), use commercially reasonable efforts to cause the administrative agent with respect to such Fund Investment to furnish (A) the Administrative Agent and the Lenders access to IntraLinks, SyndTrak, Dealogic, Dealinks, DealVault or other informational website (if any) available to the lenders under or other parties in respect of such Fund Investment or the Obligor thereof and (B) DBTCA with any notices from such administrative agent in connection with such Fund Investment; provided that (x) if the Administrative Agent and the Lenders are not furnished with access to such informational website (by or on behalf of the administrative agent with respect to such Fund Investment or the Borrower), then the Borrower shall furnish to the Administrative Agent all information on such informational website in accordance with clause (vi) below or (y) if DBTCA is not furnished with such notices from the administrative agent in connection with such Fund Investment, then the Borrower shall furnish to DBTCA all such notices in accordance with clause (vi) below; and

(vi) if there is no informational website with respect to any Fund Investment or (A) the Administrative Agent has not been furnished with access to such website, then furnish to the Administrative Agent, as soon as practicable but in any event within three (3) Business Days following receipt thereof, any and all information and documents, including reports and notices received by the Borrower or the Manager from the Obligor of such Fund Investment or the administrative agent or any group or committee of lenders under or other parties in respect of such Fund Investment (including with respect to any potential restructuring of such Fund Investment or such Obligor), that is reasonably likely to affect calculation of the Advance Amount, compliance with the Overcollateralization Test, the Collateral (including the existence of any Liens other than Permitted Liens thereon) or the Administrative Agent’s or the Lenders’ rights under this Agreement or any other Credit Document or (B) DBTCA has not been furnished with access to notices from the administrative agent with respect to such Fund Investment, then furnish to DBTCA, as soon as practicable but in any event within three (3) Business Days following receipt thereof, any such notices; provided that notwithstanding Section 9.03(a) (Notices) and Schedule 1, the Borrower shall furnish all “private side”, confidential or restricted information and notices to the Administrative Agent solely by delivery to Ian Jackson at 60 Wall Street, 13th Floor, New York, NY 10005; Telephone: (212) 250-4627; Facsimile: +44 (113) 223-6123; Electronic Mail: ian-r.jackson@db.com.

(c) Maintenance of Existence, etc. The Borrower shall cause to be done at all times all things necessary to maintain and preserve its existence and the rights (statutory and other) and franchises (including licenses, authorizations and permits necessary to continue its activities) used in the conduct of its activities, including preservation of its status as a limited liability company in good standing under the Laws of its jurisdiction of organization. The Borrower shall notify the Administrative Agent if the Equity Owner (i) ceases to be registered under the Investment Company Act or (ii) changes its status from a closed-ended management investment company to an open-ended management investment company (or the reverse).

(d) Foreign Qualification. The Borrower shall cause to be done at all times all things necessary to be duly qualified to do business and be in good standing in each jurisdiction where the failure so to qualify would have a Material Adverse Effect.

(e) Payment of Taxes and Other Claims. The Borrower will remain a disregarded entity of the Equity Owner for U.S. federal income tax purposes. Each of the Borrower and the Equity Owner shall file all U.S. federal and other material tax returns required by Law to be filed by it and shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes and governmental charges thereby shown to be owing or required to be withheld, and all other material taxes, assessments and other governmental charges (whether or not thereby shown to be owing or required to be withheld); provided that neither the Borrower nor the Equity Owner shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge, the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves in accordance with GAAP have been made.

(f) Notice of Default, Litigation, etc. The Borrower shall give prompt notice (with a description in reasonable detail sufficient to enable the Administrative Agent and its counsel to evaluate the nature of and period of existence thereof and of the actions which the Borrower has taken and proposes to take with respect thereto) to the Administrative Agent of:

(i) the occurrence of any Default, Event of Default or Overcollateralization Default Event;

(ii) the receipt of any notice of any default which, with notice, the passage of time or both, would constitute an event of default (or any similar event howsoever described) under any other Collateral Document;

(iii) any material litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Administrative Agent which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or to which any of its properties, assets or revenues is subject;

(iv) to the extent the Borrower has knowledge thereof, any material adverse development which shall occur in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Borrower to the Administrative Agent; and

(v) any material adverse development with respect to the Borrower, the Manager, the Equity Owner, FS Global Advisor or GSO (or any replacement sub-advisor to FS Global Advisor) that has impaired or is reasonably expected to impair the Borrower’s ability to perform its obligations under this Agreement or under any of the other Credit Documents.

(g) Performance of Obligations. The Borrower shall (i) perform promptly and faithfully all of its Obligations under this Agreement and each other Credit Document executed by it, and (ii) comply in all material respects with the provisions of all other contracts or agreements to which it is a party or by which it is bound and pay all material obligations which it has incurred or may incur pursuant to any such contract or agreement as such obligations become due (including this Agreement).

(h) Audits; Books and Records. Prior to the occurrence of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, conduct one physical audit during each calendar year, on reasonable notice and at reasonable times using the Administrative Agent’s own personnel, of the assets of the Borrower. The Borrower shall keep proper books and records reflecting all of its business and financial affairs and transactions, in accordance with GAAP and permit the Administrative Agent and any Lender, on reasonable notice and at reasonable times and intervals during ordinary business hours, to visit all of its offices and to discuss its financial matters with officers of the Borrower and its Independent public accountants. The Borrower shall permit the Administrative Agent and any Lender, on reasonable notice and at reasonable times and intervals during ordinary business hours, to examine and make copies of any of the books or other records of the Borrower. The Borrower shall pay any reasonable fees of such Independent public accountants incurred in connection with the exercise by the Administrative Agent of its rights pursuant to this Section 6.01(h). Following the occurrence of an Event of Default, the Administrative Agent may conduct physical audits at any time and from time to time, as often as the Administrative Agent may deem reasonably necessary or desirable.

(i) Compliance with Laws, etc. The Borrower shall comply in all material respects with all Applicable Laws, including all applicable provisions of the Investment Company Act. Without limiting the generality of the foregoing, the Borrower will conduct its business, the ownership of its properties and other activities in compliance with the applicable provisions of the Investment Company Act.

(j) Environmental Matters. The Borrower shall use and operate all of its real properties, if any, in compliance with all Environmental Laws.

(k) Maintenance of Property. The Borrower shall, at its expense:

(i) acquire and maintain the Collateral in a manner that shall enable the Borrower to cause such property to be subject to the Liens of the Collateral Documents; and

(ii) maintain and keep (or cause to be maintained and kept) its properties that are used or useful to its business in good repair, working order and condition (except for normal wear and tear) and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted at all times.

(l) Delivery; Payments on Collateral; Further Assurances. The Borrower shall, at its expense:

(i) execute and deliver any and all instruments necessary or as the Administrative Agent may reasonably request to grant and perfect a first priority Lien in favor of the Administrative Agent, for the benefit of itself and the Lenders on all of the Collateral, free and clear of all other Liens except for Permitted Liens, and, without any request by the Administrative Agent or any Person, deliver or cause to be delivered promptly to the Custodian, or any designee thereof, for crediting to the Custodial Accounts (to the extent capable of being so credited) or (if not capable of being so credited) as otherwise provided under the Collateral Documents, in due form for transfer (duly endorsed in blank or, if appropriate, accompanied by duly executed blank stock or bond powers or any instrument or certificate accompanying or previously delivered to the Custodian permitting the Custodian to exercise the Borrower’s rights of transfer when permitted hereunder or under the Security Agreement) or issued in the name of the Custodian or its nominee or agent (or any designee of the Custodian), all Fund Investments and all other certificated securities, chattel paper, instruments and documents of title, if any, at any time representing all or any of the Collateral, it being acknowledged by the parties hereto that such Fund Investments and certificated securities, chattel paper, instruments and documents of title may be subject to restrictions on transfer either imposed by Law or contained in their governing documents or any related documents;

(ii) cause (A) any and all payments of principal, interest and other amounts, and any and all proceeds of sale or other disposition or otherwise, in respect of any asset constituting part of the Collateral to be made directly to the Applicable Custodial Account and (B) any other option, warrant, Equity Security, other security, right to receive payment and any other asset issued or granted or otherwise provided as consideration in connection with the issuance, purchase or restructuring of any Fund Investment otherwise permitted hereunder to be credited to the Applicable Custodial Account, the extent such option, warrant, Equity Security, other security or other asset is capable of being so credited; and

(iii) upon request of the Administrative Agent, execute and deliver, in due form for filing or recording (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by the Administrative Agent), such assignments, security agreements, pledge agreements, consents, waivers, financing statements, stock or bond powers, and other documents, and do such other acts and things, all as the Administrative Agent may from time to time reasonably request, to establish and maintain to the reasonable satisfaction of the Administrative Agent valid first priority perfected Liens in all the Collateral free of all other Liens, claims, and rights of third parties whatsoever, except as permitted by Section 6.02(c) (Liens).

(m) Equity Owner, Manager, etc.

(i) Unless otherwise agreed to in writing by the Administrative Agent, all of the limited liability company interests of the Borrower shall be owned solely by the Equity Owner. The Administrative Agent shall at all times be entitled to accept and act upon Borrowing Requests and payment instructions received from any of those officers or agents of the Manager designated in a certificate of the Borrower to that effect provided from time to time to the Administrative Agent (in the form provided in Section 4.01(a)(i)(B) (Evidence of Authority)).

(ii) The Borrower shall at all times maintain the Manager as the investment manager under the Management Agreement, except as permitted pursuant to Section 6.02(g) (Modification of Certain Instruments, Organic Documents, Agreements, etc.) or required pursuant to Section 7.03 (Action if Other Event of Default).

(iii) The Custodian shall at all times be the custodian of all of the Fund Investments and other Collateral, except as otherwise provided under the Custodial Agreement.

(iv) The auditor of the Equity Owner and the Borrower shall be Ernst & Young LLP or a nationally recognized firm of Independent public auditors that is reasonably acceptable to the Administrative Agent.

(v) If a new entity becomes the Equity Owner, the Borrower shall cause such prospective Equity Owner to execute and deliver to the Administrative Agent a letter in the form of Exhibit H on or prior to becoming the Equity Owner.

(n) Regulations T, U, and X. Subject to Section 5.18 (Use of Proceeds), if at any time the Borrower acquires any Margin Stock, the Borrower shall provide a duly completed and executed Federal Reserve Form U-1 to each Lender pursuant to the terms of this Agreement and take any and all actions as may be reasonably necessary, or as may be reasonably requested by such Lender, to establish compliance with Regulations T, U, and X of the FRS Board.

(o) Plan Collateral. The Borrower shall do, and shall cause its ERISA Affiliates to do, or cause to be done, all things reasonably necessary to ensure that the Borrower will not be deemed to hold Plan Assets at any time. Notwithstanding Section 6.02(d) (Limitations on Dispositions of Collateral), the Borrower shall refrain from making any Restricted Payment to the Equity Owner at any time that the Borrower gains knowledge that the Equity Owner has failed to do all things reasonably necessary to ensure that it will not be deemed to hold Plan Assets at any time.

(p) Anti-Terrorism and Anti-Money Laundering Policies. The Borrower shall comply with all existing Anti-Terrorism Laws, Anti-Money Laundering Laws, directives from the appropriate governmental agencies or authorities and any other applicable Federal or state Laws, if and when the Borrower is required to comply with such Laws. The Borrower also agrees to implement and maintain policies, procedures and controls reasonably necessary to assure compliance with all existing Anti-Terrorism Laws, Anti-Money Laundering Laws and any other applicable Federal or state Laws, if and when the Borrower is required to comply with such Laws. Notwithstanding Section 6.02(d)

(Limitations on Dispositions of Collateral), the Borrower shall refrain from making any Restricted Payment to the Equity Owner at any time that the Borrower gains knowledge that the Equity Owner has failed to implement and maintain policies, procedures and controls reasonably necessary to assure compliance with all existing Anti-Terrorism Laws, Anti-Money Laundering Laws and any other applicable Federal or state Laws, if and when the Equity Owner is required to comply with such Laws. The Borrower further agrees, upon the Administrative Agent’s reasonable request from time to time during the term of this Agreement, to provide written certification that its covenants under this Section 6.01(p) have not been breached. The Borrower shall immediately upon its actual knowledge provide written notification to the Administrative Agent if its representations and warranties under Section 5.19 (Compliance with Anti-Terrorism Laws and Regulations) and Section 5.20 (Compliance with Anti-Money Laundering Laws and Regulations), and its covenants under this Section 6.01(p) are no longer correct and have been breached or if the Borrower has a reasonable basis to believe a representation, warranty or covenant may no longer be true or may have been breached and provide the Administrative Agent with copies of all notices, reports and other documents and communications relating to such an event together with such notifications.

The Borrower consents on behalf of itself to the disclosure, by the Administrative Agent and any Lender or any of its affiliates or agents, to U.S. regulators of such information about the Borrower and the Equity Owner that the Administrative Agent or such Lender reasonably deems necessary or appropriate to comply with applicable Anti-Terrorism Laws and Anti-Money Laundering Laws and the Borrower shall be notified in advance, if practicable (but in any case promptly thereafter), of any non-routine disclosure.

(q) Notification; Quarantine Steps. The Borrower shall immediately notify the Administrative Agent if an Authorized Representative of the Borrower or a Responsible Officer obtains actual knowledge that the Equity Owner or any director, principal, officer or employee of the Equity Owner:

(i) has been listed on any of the Lists;

(ii) has become a Designated Person;

(iii) is under investigation by any governmental authority or agency for, has been charged with or convicted of money laundering, drug trafficking, terrorist-related activities, any other money laundering or terrorist crimes or violating any Anti-Terrorism Laws or Anti-Money Laundering Laws;

(iv) has been assessed civil penalties under any Anti-Terrorism Laws or Anti-Money Laundering Laws; or

(v) has had funds seized or forfeited in an action under any Anti-Terrorism Laws or Anti-Money Laundering Laws. In addition, if, during the term of this Agreement, any Lender is required under the Anti-Terrorism Laws or the Anti-Money Laundering Laws to (A) know the identity of the Equity Owner, or (B) to determine if the Equity Owner is included in subparagraphs (i) through (iv) above, then, upon written request by the Administrative Agent to the Borrower, the Borrower shall provide such information to the Administrative Agent. The Borrower on behalf of itself consents to the disclosure, by the Administrative Agent or such Lender or any of their respective affiliates or agents, to U.S. regulators of such information about the Borrower and the Equity Owner that the Administrative Agent or such Lender reasonably deem necessary or appropriate to comply with applicable Anti-Terrorism Laws and Anti-Money Laundering Laws.

(r) Borrower’s Business. The Borrower shall not engage in any business or activity other than such activities as permitted pursuant to its Organic Documents and shall at all times comply with the provisions in the LLC Agreement set forth in Section 9(j) thereof.

(s) Conditions Applicable to All Sale and Purchase Transactions. Any transaction effected under this Agreement or in connection with the acquisition of additional Fund Investments shall be conducted on an arm’s-length basis, shall comply with the applicable requirements of the Collateral Transaction Procedures and, if effected with a Person Affiliated with the Manager, shall be effected in accordance with the requirements of Section 6.02(p) (Limitations on Transactions with Affiliates and Other Funds.).

(t) Required Reserves on Certain Fund Investments. If the Borrower purchases or holds any Fund Investment (including a Revolving Loan or Delayed Drawdown Loan) that obligates the Borrower, whether currently or upon the happening of any contingency at a future date, to advance any additional funds to an Obligor (which, for the avoidance of doubt, shall not include Fully Pre-funded Revolving Loans), then the Borrower shall, unless otherwise consented to in writing by the Administrative Agent (which may be in the form of an email), maintain at all times during which it has any such obligation, Cash or Cash Equivalents on deposit in the Applicable Revolving Loan Collateral Sub-account (as defined in the Custodial Agreement) in an aggregate amount equal to the unfunded portion of such obligation in the applicable Obligation Currency.

Section 6.02 Negative Covenants. The Borrower agrees with the Administrative Agent and the Lenders that, until the Commitment has been terminated and all principal and interest on the Loans and all other Obligations then due and payable have been paid and performed in full, the Borrower shall perform the Obligations set forth in this Section 6.02.

(a) No Other Business; Subsidiaries. The Borrower shall not engage in any business or activity other than (i) incurring Loans or other obligations permitted pursuant to this Agreement, purchasing and selling Fund Investments in accordance with the restrictions herein and in its Organic Documents, and (ii) engaging in any other activities which are necessary, suitable or appropriate to accomplish the foregoing or are incidental thereto or connected therewith or ancillary thereto or otherwise contemplated hereby. Notwithstanding anything to the contrary contained in this Section 6.02(a) or elsewhere in this Agreement, the Borrower shall have no Subsidiaries.

(b) Limitations on Debt. The Borrower shall not create, incur, assume or suffer to exist or otherwise directly or indirectly become or be liable (collectively, “Incur” and, with correlative meanings, “Incurred” and “Incurrence”) in respect of any Debt, other than (i) indebtedness in respect of the Loans, and (ii) Debt that is approved in writing by the Administrative Agent and the Required Lenders.

(c) Liens. The Borrower shall not Incur any Lien upon any property or assets included in the Collateral, whether now owned or hereafter acquired, except the following (collectively, the “Permitted Liens”):

(i) Liens in favor, or for the benefit, of the Administrative Agent and the Lenders granted pursuant to this Agreement or any Collateral Document, including the Lien in favor of the Administrative Agent, for the benefit of itself and the Lenders, created by the Security Agreement;

(ii) any other Lien granted in favor of (A) the Administrative Agent for its benefit and the benefit of the Lenders or (B) the Custodian pursuant to the Custodial Agreement;

(iii) Liens for Taxes, assessments or other governmental charges (A) not yet delinquent or (B) the amount or validity of which is being contested in good faith by appropriate proceedings; provided that the amount of such Liens which are being contested in good faith by appropriate proceedings shall not exceed $1,000,000 (or the Dollar Equivalent thereof if denominated in any other currency) in the aggregate; and

(iv) in the case of assets or property of an Obligor of a Collateral Obligation (or assets or property received in a foreclosure or other proceeding or workout with respect to a Collateral Obligation), to the extent that such assets or property are included in the Collateral, Liens on such assets or property permitted by the applicable underlying instrument.

(d) Limitations on Dispositions of Collateral. The Borrower shall not remove or cause to be removed from the Custodial Accounts (other than from the Dollar Administrative Expense Sub-account as set forth in Section 4.01(g) (Custodial Accounts and Fund Investments) or in connection with a withdrawal by the Custodian of its fees, expenses and other amounts pursuant to the Custodial Agreement) or otherwise dispose of or cause to be disposed any Collateral, including any Fund Investment, except that, prior to, and if such removal or disposition will not result in, the occurrence of a Default (including failure to satisfy the Overcollateralization Test) or an Event of Default, the Borrower may (i) purchase or sell Fund Investments in accordance with Section 6.02(q) (Purchases and Sales of Fund Investments) and, to the extent permitted by Section 6.01(t) (Required Reserves on Certain Fund Investments), remove Cash from the Applicable Custodial Account to make the payments required in connection with any such acquisition, (ii) remove Cash from the Applicable Custodial Account to make payments due to the Administrative Agent or the Lenders or their respective Affiliates under this Agreement or any other Credit Document, (iii) subject to establishment of the cash reserve as set forth in Section 6.02(k) (Payment of Management Fees), remove Cash from the Applicable Custodial Account to pay Administrative Expenses and other fees and expenses of the Borrower other than Management Fees, (iv) subject to establishment of the cash reserve, payment of Administrative Expenses and satisfaction of the Overcollateralization Test, each as set forth in Section 6.02(k) (Payment of Management Fees), and payment of all amounts due and payable by the Borrower (excluding the Management Fees), pay the Management Fees and (v) subject to establishment of the cash reserve, payment of Administrative Expenses and satisfaction of the Overcollateralization Test (provided that following the occurrence of a Super-Collateralization Event, the Overcollateralization Test for purposes of this clause (v) shall be calculated with a Super-Collateralization Percentage equal to 125% (whether or not such Super-Collateralization Percentage is otherwise required pursuant to the definition of Margin Requirement at such time)), each as set forth in Section 6.02(k) (Payment of Management Fees), and payment of all amounts due and payable by the Borrower (including the Management Fees), make equity distributions to, or otherwise effect redemptions of the ownership interests in the Borrower held by, the Equity Owner. During the existence of, or if such removal or disposition will result in, a Default or an Event of Default, the Borrower shall not remove from the Applicable Custodial Account or otherwise dispose of any Collateral, including any Fund Investment, without the prior written consent of the Administrative Agent.

(e) Change of Name, etc. The Borrower shall not change (i) the location of its principal place of business, chief executive office, chief place of business or its records concerning its business and financial affairs, (ii) its name or the name under or by which it conducts its business or (iii) its jurisdiction of organization other than in accordance with the Security Agreement.

(f) Merger, Consolidation; Successor Entity Substituted. The Borrower shall not consolidate or merge with or into any other Person or sell, lease or otherwise transfer its respective properties and assets substantially as an entirety to any Person.

(g) Modification of Certain Instruments, Organic Documents, Agreements, etc. The Borrower shall not consent to any (i) amendment or other modification of any of the terms or provisions of the Collateral Documents, or (ii) material amendment, supplement or other modification of any of the terms or provisions of (A) the Sale Agreement or its Organic Documents if such change would adversely affect the Administrative Agent or the Lenders or (B) the Management Agreement (except in connection with a change of Manager following the occurrence of an Event of Default), in each case, without the prior written consent of the Administrative Agent and the Required Lenders. If the Borrower elects to terminate the Manager or the Management Agreement, appoint a replacement Manager or consent to an assignment of the Management Agreement, it shall provide immediate notice thereof to the Administrative Agent and the Required Lenders. If the Borrower receives a resignation notice from the Manager or a notice of a proposed assignment, it shall provide immediate notice thereof to the Administrative Agent and the Required Lenders.

(h) Agreements Restricting Liens. Other than the Collateral Documents, the Borrower shall not enter into any agreement which prohibits the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired.

(i) Inconsistent Agreements. The Borrower shall not enter into any agreement containing any provision which would be violated or breached by the performance by the Borrower of its obligations under this Agreement or under any other Credit Document.

(j) Pension and Welfare Plans. The Borrower shall not incur any liability or obligation with respect to any Pension Plan or any Welfare Plan other than by operation of Law. The Borrower shall not maintain or contribute to (or become obligated to contribute to) any Pension Plan or Welfare Plan other than by operation of Law.

(k) Payment of Management Fees. The Borrower shall not be obligated to pay, nor permit the Manager to be paid, any Management Fees until (i) all interest, principal and other amounts then due under this Agreement to the Administrative Agent and the Lenders have been paid, (ii) a cash reserve covering all accrued but unpaid interest through the next following Payment Date has been set aside and (iii) all the Administrative Expenses for the relevant Interest Period have been paid. The Borrower shall cause the Manager to expressly agree to subordinate its right to payment of the Management Fee, following the occurrence of a Default or an Event of Default, to the payment in full of all Administrative Expenses and all payments due to the Administrative Agent and the Lenders under this Agreement, and the Borrower shall not pay any Management Fees in contravention of such subordination. Furthermore, the Borrower shall not pay any Management Fees or make any equity distributions to, or otherwise effect a redemption of the ownership interests in the Borrower held by, the Equity Owner to the extent that immediately following such payment, distribution or redemption, as applicable, the Overcollateralization Test (as determined for purposes of this paragraph (k)) would not be satisfied.

(l) Commodities; Real Estate. The Borrower shall not purchase or otherwise acquire or receive as a distribution any commodities or any fee interest in real property.

(m) Margin Stock. The Borrower shall not use any of the proceeds of the Borrowings (i) to extend “purpose credit” within the meaning given to such term in Regulation U of the FRS Board or (ii) to purchase, otherwise acquire or carry any Margin Stock in any manner that would result in a violation of any of Regulations T, U, and X of the FRS Board.

(n) Limitations on Swap Transactions and Structured Finance Obligations. The Borrower shall not (i) enter into or otherwise effect or permit to remain outstanding any Swap Transaction or (ii) acquire any Structured Finance Obligations.

(o) Investment Company Act. The Borrower shall not register as, or conduct its business or take any action which shall cause it or the Collateral to be required to be registered as, an investment company under the Investment Company Act.

(p) Limitations on Transactions with Affiliates and Other Funds. The Borrower shall not, directly or indirectly, without the prior written consent of the Administrative Agent and the Required Lenders: (i) make an investment in any of its Affiliates, the Manager, the Equity Owner, any Related Fund or any account managed by the Manager, (ii) sell, lease or otherwise transfer any assets to any of its Affiliates, the Manager, the Equity Owner, any Related Fund or any account managed by the Manager, (iii) purchase or acquire assets from any of its Affiliates, the Manager, the Equity Owner, any Related Fund or any account managed by the Manager or (iv) enter into any other transaction directly or indirectly with or for the benefit of any of its Affiliates, the Manager, the Equity Owner, any Related Fund or any account managed by the Manager (including Guarantees and assumptions of obligations of any of its Affiliates, the Manager, the Equity Owner, any Related Fund or any account managed by the Manager); provided that the Borrower may, without the consent of the Required Lenders, conduct with Affiliates, the Manager, the Equity Owner or any Related Fund any of the transactions referred to in clauses (i), (ii), (iii) and (iv) above, so long as such transactions are conducted on terms no less favorable, taken as a whole, to the Borrower than would be obtained in an arm’s length transaction with a non-Affiliate.

(q) Purchases and Sales of Fund Investments. The Borrower shall not (i) purchase any investment other than Fund Investments or (ii) purchase or sell any Fund Investment other than in compliance with Applicable Law and the Collateral Transaction Procedures and only if (A) immediately following such transaction, no Default or Event of Default would occur or be continuing and (B) the Overcollateralization Test is satisfied; provided that (1) this paragraph (q) shall not prohibit the Borrower from acquiring and holding an Excluded Investment that the Borrower receives in connection with the workout or restructuring of any Fund Investment, (2) in no event may the Borrower acquire or hold in connection with such a workout or restructuring, without the prior written consent of the Administrative Agent and the Required Lenders, any Margin Stock, unless the Borrower delivers a completed and executed Federal Reserve Form U-1 to the Lenders simultaneously therewith and (3) in no event may the Borrower acquire any investment denominated in an Alternate Currency without the consent of the Administrative Agent in its sole discretion acting at the direction of the Lenders.

(r) Distributions. The Borrower shall not make any payments or distributions or effect any redemption of its membership interests other than in accordance with paragraph (d) (Limitations on Dispositions of Collateral) above.

(s) No Commingling of Borrower’s Assets with Affiliates. The Borrower shall not maintain funds or hold assets comprising Collateral in any account other than the Custodial Accounts, and the Custodial Accounts shall not contain any funds or assets owned by any Affiliate of the Borrower or any other third party so as to commingle the funds or assets of the Borrower with those of any such Affiliate or third party.

(t) Not a Corporation for Tax Purposes. The Borrower shall take no action that would cause it to be treated as a corporation within the meaning of Treasury Regulations Section 301.7701-2(b).

(u) Notwithstanding the foregoing, the Principal Balance of all Fund Investments (other than Warranty Collateral Obligations) sold pursuant hereto to the Equity Owner or an Affiliate thereof or released to the Equity Owner pursuant to a dividend by the Borrower shall not in aggregate exceed 20% of the Net Purchased Loan Balance measured as of the date of such sale or dividend; provided that the Principal Balance of all Defaulted Fund Investments (other than Warranty Collateral Obligations) sold pursuant to Section 6.02(d)(i) to the Equity Owner or an Affiliate thereof or released to the Equity Owner pursuant to a dividend by the Borrower shall not in any twelve-month period exceed 10% of the Net Purchased Loan Balance measured as of the date of such sale or dividend.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01 Events of Default. The term “Event of Default” shall mean any of the events set forth in this Section 7.01.

(a) Non-Payment of Obligations. The Borrower fails to make a payment of (i) principal when due (whether at stated maturity or by acceleration, mandatory prepayment or otherwise), (ii) interest, Setup Fee or Commitment Fee (if any) within three (3) Business Days of when due or (iii) any other Obligation when due and such failure is not cured within one (1) Business Day of the Administrative Agent notifying the Borrower of such default.

(b) Overcollateralization Default Event. An Overcollateralization Default Event occurs and such event is not cured (i) if notice of such event is received (or deemed to be received) by the Borrower from the Administrative Agent on or before 11:00 a.m. (New York time) on any day that the Fedwire Funds Service (the “Fedwire”) is open, then by the close of the Fedwire on such day or (ii) if notice of such event is received (or deemed to be received) by the Borrower from the Administrative Agent after 11:00 a.m. (New York time) on any day that the Fedwire is open, then by 12:00 p.m. (New York time) on the next succeeding day that the Fedwire is open.

(c) Certain Covenant Defaults. The Borrower shall fail to comply with its obligations under (i) Section 6.01(a) (Overcollateralization Test Calculation; Collateral Reports) and such failure is not cured within one (1) Business Day, (ii) Section 6.01(b)(v)(A) (Information, etc.) and such failure is not cured within three (3) Business Days following receipt (or deemed receipt) by the Borrower of notice of such failure, (iii) Section 6.01(b)(v)(B) or Section 6.01(b)(vi) (Information, etc.) and such failure is not cured within one (1) Business Day following receipt (or deemed receipt) by the Borrower of notice of such failure, (iv) Section 6.01(f) (Notice of Default, Litigation, etc.) or Section 6.01(o) (Plan Collateral) and such failure is not cured within two (2) Business Days or (v) Section 6.02 (Negative Covenants) (other than Section 6.02(o)) or Section 6.01(t) (Required Reserves on Certain Fund Investments) (which failures shall, for the avoidance of doubt, not contain any cure period).

(d) Breach of Representation or Warranty. Any representation or warranty of the Borrower hereunder or of the Borrower in any other Credit Document or in any certificate delivered pursuant hereto or thereto is or shall be incorrect in any material respect when made or deemed made.

(e) Non Performance of Other Obligations. The Borrower shall default in the due performance and observance of any covenant (including any covenant of payment), obligation, warranty or other agreement contained herein or in any other Credit Document executed by it, and, if such default does not otherwise constitute an Event of Default under this Article 7, such default is not cured within thirty (30) days of the earlier of (i) notice thereof having been given to the Borrower by the Administrative Agent and (ii) the first date on which an Authorized Representative of the Borrower or a Responsible Officer knew (or with reasonable inquiry should have known) of such default.

(f) Excluded Investments. The Borrower (i) purchases an Excluded Investment enumerated in clauses (viii) and (xi) of the definition of Excluded Investments and fails to dispose of such Excluded Investment within five (5) Business Days (A) after obtaining knowledge thereof or (B) earlier, if using reasonable inquiry, would have obtained such knowledge or (ii) purchases an Excluded Investment enumerated in clauses (i), (xx) or (xxi) of the definition of Excluded Investments; provided that subject to the limitations set forth in Section 6.02(q) (Purchases and Sales of Fund Investments), this paragraph (f) shall not prohibit, and it shall not be an Event of Default as a result of, the Borrower acquiring and holding any Excluded Investment that the Borrower receives in connection with the workout or restructuring of any Fund Investment.

(g) Illegality. It is (or, it is presently known that, due to a change in Law, it will become) unlawful for the Borrower to perform or comply with any one or more of its obligations under the Credit Documents.

(h) Judgments. Any final judgments or orders (not subject to appeal or otherwise non-appealable) by one or more courts of competent jurisdiction for the payment of money in an aggregate amount in excess of $1,500,000 (after giving effect to insurance, if any, available with respect thereto) shall be rendered against the Borrower, and the same shall remain unsatisfied, unvacated, unbonded or unstayed for a period of forty-five (45) days after the date on which the right to appeal has expired.

(i) Bankruptcy, Insolvency, etc. The Borrower shall:

(i) become insolvent or generally fail to pay, or admit in writing its inability to pay, Debts as they become due;

(ii) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any property of any thereof, or make a general assignment for the benefit of creditors;

(iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within sixty (60) days;

(iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, Debt arrangement or other case or proceeding under any bankruptcy or insolvency Law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower and, if such case or proceeding is not commenced by the Borrower, such case or proceeding shall be consented to or acquiesced in by the Borrower or shall result in the entry of an order for relief or shall remain for sixty (60) days undismissed; or

(v) take any action authorizing, or in furtherance of, any of the foregoing.

(j) Failure of Valid, Perfected, First-Priority Lien. Any Lien granted on any Collateral shall, at any time after delivery of the respective Collateral Documents, cease to be fully valid and perfected as a first-priority Lien except for Permitted Liens.

(k) Investment Company Act. The Borrower or its assets shall at any time become required to be registered as an “investment company” under the Investment Company Act.

(l) Dissolution or Termination of the Borrower. The Borrower shall be dissolved or terminated and not reconstituted substantially simultaneously therewith (and in no event later than the same day) in accordance with the LLC Agreement.

(m) Manager and Equity Owner Events.

(i) The Manager sells, transfers or assigns its rights, duties or obligations under the Management Agreement or is removed, replaced, terminated or resigns pursuant to the Management Agreement (including as a result of the Borrower’s termination of the Management Agreement) or FS Global otherwise ceases to act as investment manager to the Borrower for any reason;

(ii) An event specified in Section 7.01(i) (Bankruptcy, Insolvency, etc.) occurs with respect to the Manager or the Equity Owner;

(iii) The Manager or the Equity Owner shall fail to pay any principal of or premium or interest on any agreements, contracts or financial instruments with DBNY or its Affiliates or any other Lender or their respective Affiliates or any other Person having an aggregate principal amount of $1,000,000 (or the Dollar Equivalent thereof if denominated in any other currency) or greater, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or shall otherwise default in any material respect in its obligations under any such agreements, contracts or financial instruments, and such failure to pay or other material default shall continue after the applicable grace period, if any, specified in the related agreement, contract or financial instrument; or

(iv) The Equity Owner shall fail to comply with its obligations under Section 18(a) of the Investment Company Act.

(n) Net Asset Value. The Net Asset Value of the Manager at any time declines below the Net Asset Value Floor.

(o) Anti-Terrorism and Anti-Money Laundering Events. The occurrence of any event specified in Section 6.01(q) (Notification; Quarantine Steps) with respect to the Equity Owner.

(p) Regulatory Events. A Regulatory Event has occurred.

(q) Defaults Under Agreements. The Borrower shall fail to pay any principal of or premium or interest on any agreements, contracts or financial instruments with DBNY or its Affiliates or any other Lender or their respective Affiliates or any other Person having an aggregate principal amount of $250,000 (or the Dollar Equivalent thereof if denominated in any other currency) or greater, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or shall otherwise default in any material respect in its obligations under any such agreements, contracts or financial instruments, and such failure to pay or other material default shall continue after the applicable grace period, if any, specified in the related agreement, contract or financial instrument.

Section 7.02 Action if Bankruptcy. If any Event of Default described in Section 7.01(i) (Bankruptcy, Insolvency, etc.) shall occur with respect to the Borrower, then the principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, and the Commitment shall be automatically terminated, without further notice, demand or presentment, all of which are expressly waived by the Borrower.

Section 7.03 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 7.01(i) (Bankruptcy, Insolvency, etc.)) shall occur and be continuing for any reason, whether voluntary or involuntary, the Administrative Agent may, with the consent of the Required Lenders, and shall, at the request of the Required Lenders, by notice or demand to the Borrower, in addition to any other remedies available to the Administrative Agent and the Lenders, including the remedies set forth in the Security Agreement, take any of the following actions: (a) declare a Commitment Termination Event, (b) declare the outstanding principal amount of all or any portion of outstanding Loans and other Obligations to be due and payable and/or terminate the Commitment, whereupon the full unpaid amount of such Loans and Obligations shall be and become immediately due and payable, without further notice, demand, or presentment, all of which are expressly waived by the Borrower, in either case by delivery of a Commitment Termination Notice substantially in the form of Exhibit L and/or (c) elect to cease making additional Loans to the Borrower hereunder (without otherwise terminating the Commitment), by delivery of a Loan Cessation Notice substantially in the form of Exhibit M.

Section 7.04 Additional Rights Upon Event of Default. Upon the occurrence and during the continuance of an Event of Default hereunder (for the avoidance of doubt, upon commencement by the Administrative Agent on behalf of itself and the Lenders of any of the remedies set forth in this Agreement or in any of the other Credit Documents or upon notice by the Administrative Agent to the Borrower or the Manager that it intends to promptly commence the exercise of any such remedies, such Event of Default shall be deemed to be continuing, and may not be cured or curable by any subsequent actions or events other than a waiver from the Requisite Lenders in accordance with Section 9.13 (Amendment or Waiver)), the Administrative Agent and the Lenders shall have, in addition to the rights set forth herein, the rights and remedies afforded in the Collateral Documents (including, without limitation, the right of the Administrative Agent and the Lenders to require the termination of the Management Agreement and the replacement of the Manager), under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. The Borrower shall remain liable to the Administrative Agent and the Lenders for any deficiency following any such sale of Collateral.

Section 7.05 Notice of Default. If a Default or an Event of Default occurs, the Borrower shall provide to the Administrative Agent and the Lenders written notice (or telephonic notice promptly confirmed in writing) of such Default or Event of Default promptly (and, in any event, within two (2) Business Days) after the Borrower becomes aware of such Default or Event of Default.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01 Appointment. Each of the Lenders hereby irrevocably appoints DBNY to act on its behalf as the Administrative Agent as specified herein and in the other Credit Documents. The Lenders hereby irrevocably authorize the Administrative Agent to take such action on their behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Credit Documents by or through its officers, directors, agents, employees or affiliates. Except with respect to Section 8.08 (Resignation by the Administrative Agent), the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

Section 8.02 Nature of Duties. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, and the duties of the Administrative Agent shall be mechanical and administrative in nature;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.13 (Amendment or Waiver) and Section 7.03 (Action if Other Event of Default)) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

Section 8.03 Lack of Reliance on the Administrative Agent. Independently and without reliance on the Administrative Agent, each Lender, to the extent it has deemed appropriate, has made and shall continue to make (i) its own independent investigations of the financial condition and affairs of the Borrower in connection with the making and the continuance of any Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide the Lenders with any credit or other information with respect thereto, whether coming into its possession before the making of any Loans or at any time or times thereafter. The Administrative Agent shall deliver to each Lender within five (5) Business Days of receipt from or on behalf of the Borrower copies of any written information furnished or delivered to it pursuant to Section 6.01(a) (Overcollateralization Test Calculation; Collateral Reports), Section 6.01(b) (Information, etc.), Section 6.01(h) (Audits; Books and Records), Section 6.01(n) (Regulations T, U and X), Section 6.01(r) (Borrower’s Business) or Section 6.01(s) (Conditions Applicable to All Sale and Purchase Transactions), from or on behalf of the Borrower. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the satisfaction of any of the conditions precedent set forth in Article 4 (CONDITIONS TO CREDIT EXTENSIONS) or the financial condition of the Borrower or the existence or possible existence of any Default.

Section 8.04 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders, and the Administrative Agent shall not incur any liability to any Person by reason of so refraining. Without limiting the foregoing, the Lenders shall not have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders as is required pursuant to this Agreement.

Section 8.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.06 Indemnification. Without duplication of Section 3.06(d) (Net Payments; Taxes), to the extent the Administrative Agent is not reimbursed and indemnified by the Borrower, the Lenders shall reimburse and indemnify the

Administrative Agent for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s bad faith, fraud, willful misconduct or gross negligence.

Section 8.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent in its individual capacity shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not the Administrative Agent hereunder; and the terms “Lenders” and “Required Lenders,” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent in its individual capacity and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any Affiliate or Subsidiary thereof as if such Person were not the Administrative Agent hereunder, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

Section 8.08 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving sixty (60) days’ prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to Sections 8.08(b) and (c) (Resignation by the Administrative Agent) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company and, unless an Event of Default is then in existence, shall be reasonably acceptable to the Borrower.

(c) If a successor Administrative Agent shall not have been so appointed within such sixty (60) day period, the Administrative Agent, with (unless an Event of Default is then in existence) the consent of the Borrower (which consent shall not be unreasonably withheld), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to Section 8.08(b) or (c) (Resignation by the Administrative Agent) above by the seventy-fifth (75th) day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

ARTICLE 9

MISCELLANEOUS

Section 9.01 Payment of Expenses, etc. The Borrower agrees to: (a) pay all actual and reasonable out-of-pocket costs and expenses (i) of the Administrative Agent and its Affiliates in connection with the syndication of the Commitments or Loans, negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto and (ii) of the Administrative Agent and any Lender in connection with any Event of Default or with the enforcement of the Credit Documents and the documents and instruments referred to therein (including the reasonable fees and disbursements of (x) one (1) counsel for the Administrative Agent (which counsel shall be selected by the Administrative Agent) and (y) one (1) counsel for the Lenders), (b) without duplication of Section 3.06(b) (Net Payments; Taxes), pay and hold any Lender and the Administrative Agent harmless from and against any and all actual present and future stamp and other similar taxes with respect to the foregoing matters and hold such Lender and the Administrative Agent harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes and (c) indemnify the Administrative Agent and each Lender and their respective officers, directors, employees, representatives and agents (each such Person an “Indemnitee”) from and hold each Indemnitee harmless against any and all losses, liabilities, claims, damages or expenses incurred by any Indemnitee as a result of, or arising out of, or in any way related to, or by reason of, (i) any breach of a representation, warranty or covenant contained herein or in any Credit Document, (ii) any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into or performance of any Credit Document, the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Credit Document, including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred directly by reason of the gross negligence, fraud, bad faith or willful misconduct of any Indemnitee or (iii) the actual or alleged presence of Hazardous Materials in the air, surface water, groundwater, surface or subsurface of any real property owned or at any time operated by the Borrower, the generation, storage, transportation or disposal of Hazardous Materials at any location whether or not owned or operated by the Borrower, the noncompliance of any real property owned or at any time operated by the Borrower with Federal, state and local Laws (including applicable permits hereunder) applicable to any such real property, or any Environmental Claim asserted against the Borrower, or any such real property, including, in each case, the reasonable disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding but excluding in all cases any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence, fraud, bad faith or willful misconduct of the Indemnitee; provided, however, that there will be no duplication of the amounts indemnified pursuant to Article III. To the extent that the undertaking to indemnify, pay or hold harmless the Indemnitee set forth in the preceding sentence may be unenforceable because it is violative of any Law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under Applicable Law. This Section 9.01 (other than clause (b)) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 9.02 Right of Setoff. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, if an Event of Default has occurred and is continuing, each Lender is hereby authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Debt at any time held or owing by such Lender (including by branches and agencies of the Lenders wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Lender under this Agreement or under any of the other Credit Documents and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although such Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such set-off and application; provided that the failure to give such notice shall not effect the validity of such set-off and application.

Section 9.03 Notices.

(a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including e-mail or telecopier communication) and e-mailed, mailed, telecopied or delivered, if to the Borrower, the Administrative Agent or any Lender, at its address specified on Schedule 2 or, at such other address as shall be designated by any party in a written notice to the other parties hereto. Any notice or communication provided for hereunder shall be deemed to have been given or made (i) as of the date so delivered, if delivered personally or by overnight courier; (ii) on the date a transmission report confirming transmission is generated by the sender’s telecopy machine, if telecopied; (iii) on the date sent, if e-mailed, so long as the sender does not receive a bounce-back message within a reasonable time after delivery; and (iv) five (5) calendar days after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

(b) In addition to the provisions of clause (a) above, the Administrative Agent shall be deemed to have notified the Borrower of the occurrence of a default, Default or Event of Default (or any similar or related event or condition), when required to do so by the terms of this Agreement or any other Credit Document, when the Administrative Agent:

(i) calls by telephone any one of the designated persons listed below at the number set forth opposite such person’s name; provided that if after placing a telephone call to each of the designated persons listed below, the Administrative Agent is unable to reach any of such persons (through no fault of the Administrative Agent, i.e., whether because the Administrative Agent’s calls are unanswered, it receives a “busy” signal for the call and/or each of the persons called is not available to answer the call at the time the Administrative Agent calls), the Administrative Agent shall be deemed to have provided the Borrower with telephone notice; and

(ii) in addition to such telephone notice, sends an email notice with a subject line specifying “Default Notice from Deutsche Bank” to each of the email addresses listed below (whether or not such emails are actually received by any of such persons):

Name	Telephone Number	Email Address
Gerald F. Stahlecker	(215) 495-1169	jerry.stahlecker@franklinsquare.com
Michael C. Forman	(215) 495-1160	michael.forman@franklinsquare.com
Stephen S. Sypherd	(215) 495-1185	stephen.sypherd@franklinsquare.com
Robert Haas	(215) 495-1167	robert.haas@franklinsquare.com
Angelina Perkovic	(212) 503-2146	angelina.perkovic@gsocap.com
Sal Aloia	(212) 503-6982	sal.aloia@gsocap.com
Andrew Jordan	(212) 503-2118	andrew.jordan@gsocap.com

For the avoidance of doubt, the inclusion of employees of GSO in this (b) shall not be construed as GSO becoming a party to this Agreement or assuming any rights or obligations of the Borrower under this Agreement or any other Credit Document.

(c) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may, prior to receipt of written confirmation, act without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from the Borrower or the Manager (including an

Authorized Representative or Responsible Officer thereof). In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice absent manifest error.

Section 9.04 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors and assigns of the parties hereto to the extent permitted under this Section 9.04; provided that except as provided in Section 6.02(f) (Merger, Consolidation; Successor Entity Substituted), the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender.

Section 9.05 Participations and Assignments.

(a) Participations.

(i) Any Lender may at any time grant participations in any of its rights hereunder or under the Notes without the consent of the Borrower or any other Person to one or more commercial banks, insurance companies, funds or other financial institutions; provided that:

(A) in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that (1) the participant shall be entitled to the benefits of Section 3.04(a) (Interest Rules and Calculations) to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold; and (2) such participant shall be entitled to the benefits of Section 3.04(b) (Increased Costs, Illegality, etc.), Section 3.06 (Net Payment; Taxes) (subject to the requirements and limitations therein, including the requirements under Section 3.06(f) (Net Payment; Taxes) (it being understood that the documentation required under Section 3.06(f) (Net Payment; Taxes) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.05;

(B) such participant (1) agrees to be subject to the provisions of Sections 3.04(d) (Change of Lending Office; Limitation on Indemnities) and 9.06 (Replacement of Lenders) as if it were an assignee under paragraph (b) of this Section 9.05; and (2) shall not be entitled to receive any greater payment under Sections 3.04(b) (Increased Costs, Illegality, etc.) or 3.06 (Net Payment; Taxes), with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in any Applicable Law that occurs after the participant acquired the applicable participation;

(C) each Lender that sells a participation shall, at the Borrower’s request and expense, use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 9.06 (Replacement of Lenders) with respect to any participant;

(D) to the extent permitted by law, each participant shall be entitled to the benefits of Section 9.02 (Right of Setoff) as though it were a Lender; provided that such participant agrees to be subject to Section 3.07 (Sharing of Payments by Lenders) as though it were a Lender;

(E) no Lender shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Documents except to the extent such amendment or waiver would (1) extend the final scheduled maturity of any Loan or any Note in which such participant is participating or waive any mandatory prepayment thereof, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default, Event of Default or mandatory prepayment shall not constitute a change in the terms of the Commitment), (2) release all or substantially all of the Collateral (in each case except as expressly provided in the Credit Documents) or (3) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement (except as provided in Section 6.02(f) (Merger, Consolidation, Successor Entity Substituted)); and

(F) each participation shall be subject to the related participant providing a representation and warranty to such Lender from which it is acquiring its participation that it is a Qualified Purchaser.

The Administrative Agent on behalf of the applicable Lender shall promptly notify the Borrower of any participation granted pursuant to this paragraph (a) and the identity of the participant(s).

(ii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any obligations under any Transaction Document) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b) Assignments. Any Lender may, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) and the Administrative Agent, assign all or a portion of its rights and obligations under this Agreement (including, such Lender’s Commitment (or any portion or element thereof), the Loans, the Notes and other Obligations) to one or more commercial banks, insurance companies, funds or other financial institutions with the Required Ratings; provided that the consent of the Borrower and the Administrative Agent for any assignment shall not be required if (i) a Default or an Event of Default is continuing, (ii) such assignment is (A) to an Affiliate of such Lender or (B) to another Person who at the time of such assignment already is a party to this Agreement as a Lender or (iii) such assignment is made to an Approved Selling Institution (it being agreed that the Borrower shall have review and approval rights over the documents relating to such assignment). Notwithstanding anything to the contrary herein, the Lenders and the Administrative Agent shall not be permitted to make an assignment to a Competitor unless (i) any Event of Default other than an Event of Default described in Section 7.01(i) (Bankruptcy, Insolvency, etc.) has occurred and is continuing and the Administrative Agent and/or the Lenders have declared the outstanding principal amount of all or any portion of the outstanding Loans and other Obligations to be due and payable in accordance with Section 7.03(b), (ii) an Event of Default described in Section 7.01(i) (Bankruptcy, Insolvency, etc.) has occurred or (iii) the Borrower has consented to such assignment. No assignment pursuant to the immediately preceding sentences to an institution other than another Lender shall be in an aggregate amount less than (unless the entire Commitment and outstanding Loans of the assigning Lender is so assigned) $5,000,000 (or the Dollar Equivalent thereof if any of such Loans is an Alternate

Currency Loan). If any Lender so sells or assigns all or a part of its rights hereunder or under the Notes, any reference in this Agreement or the Notes to such Lender shall thereafter refer to said Lender and to its respective assignee to the extent of their respective interests and such assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Lender. Each assignment pursuant to this paragraph (b) shall be effected by the assigning Lender and the assignee Lender executing an Assignment Agreement (an “Assignment Agreement”), which Assignment Agreement shall be substantially in the form of Exhibit C (appropriately completed). At the time of any assignment pursuant to this paragraph (b), this Agreement shall be deemed to be amended to reflect the Commitment of the respective assignee (which shall result in a direct reduction to the Commitment of the assigning Lender) and the Borrower shall, if requested in writing by the assignee or assigning Lender, issue new Notes to the respective assignee and to the assigning Lender (if it shall maintain any Commitment following such assignment) in conformity with the requirements of Section 3.02 (Note). To the extent of any assignment pursuant to this paragraph (b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitment. In connection with any such assignment, the applicable Lender, the Administrative Agent and the Borrower agree to execute such documents (including amendments to this Agreement and the other Credit Documents) as shall be reasonably necessary to effect the foregoing. Nothing in this Agreement shall prevent or prohibit any Lender from pledging the Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

Section 9.06 Replacement of Lenders. If any Lender, other than an Original Lender, seeks payment of additional amounts from the Borrower under Section 3.04(b) (Increased Costs, Illegality, etc.) or if the Borrower is required to pay any additional amount to any Lender other than an Original Lender or any Governmental Authority for the account of any Lender other than an Original Lender pursuant to Section 3.06 (Net Payments; Taxes), or if any Lender other than an Original Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and with the written consent of the Administrative Agent, require such Lender to assign and delegate without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.05 (Participations and Assignments)), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) provided that:

(a) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including Section 3.04(c) (Compensation)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower;

(b) in the case of any such assignment resulting from a claim for compensation under Section 3.04(b) (Increased Costs, Illegality, etc.) or payments required to be made pursuant to Section 3.06 (Net Payments; Taxes), such assignment will result in a reduction in such compensation or payments thereafter; and

(c) such assignment does not conflict with Applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 9.07 No Waiver; Remedies Cumulative. No failure or delay on the part of any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower or any other Person to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

Section 9.08 Calculations; Computations.

(a) The financial statements to be furnished to the Administrative Agent to in turn furnish said statements to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of the Borrower delivered to the Administrative Agent on or before the Closing Date (or if the Borrower is consolidated on the financial statements of the Equity Owner, the most recent audited financial statements of the Equity Owner) and using the same valuation method as used in such financial statements, except for any change or new methodology required or permitted by GAAP if the Borrower’s certified public accountants concur in such change or new methodology and the change or new methodology is disclosed to the Administrative Agent.

(b) All computations of interest hereunder shall be made on the actual number of days elapsed over a year of 360 days (or, in the case of interest accruing on Loans denominated in Pounds Sterling, 365 days).

Section 9.09 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURT LACKS JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURT LACKS JURISDICTION OVER IT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, OR BY HAND DELIVERY, AT ITS ADDRESS FOR NOTICES PURSUANT TO SECTION 9.03 (NOTICES). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN SECTION 9.09(A) (GOVERNING LAW;

SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.10 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

Section 9.11 Effectiveness. This Agreement shall become effective on the date hereof when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Section 9.12 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 9.13 Amendment or Waiver. This Agreement and any other Credit Document and any terms hereof or thereof may be changed, waived, discharged or terminated if such change, waiver, discharge or termination is in writing signed by the Borrower, the Administrative Agent and the Required Lenders (or other applicable party thereto as the case may be), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(i) no such change, waiver, discharge or termination shall:

(a) waive any condition set forth in Section 4.01 (Conditions to Credit Extensions – Initial Loan) (other than Section 4.01(l) (Closing Fees, Expenses, etc.)) or take any of the actions specified in Section 2.04 (Lender Commitment Reduction, Applicable Margin Adjustments and Margin Requirement Changes) without the written consent of each Lender with a Commitment or outstanding Loan, in each case, greater than zero;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated in accordance with this Agreement) without the written consent of the Required Lenders and such Lender;

(c) postpone any date fixed by this Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the amount of additional interest to be added for any overdue payment pursuant to Section 3.04(a)(ii) (Interest Rules and Calculations) above what it would have been on amounts not so overdue pursuant to Section 3.04(a)(i) (Interest Rules and Calculations) or to waive any obligation of any Borrower to pay interest at such default rate to the extent it exceeds the interest payable at the non-default rate;

(e) change Section 3.03 (Principal Payments) in a manner that would alter the order of application of principal payments required thereby without the written consent of each Lender directly affected thereby;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to change, waive, discharge or terminate or otherwise modify any rights hereunder or make and determination or grant any consent hereunder, without the written consent of each Lender with a Commitment or outstanding Loan, in each case, greater than zero; or

(g) release all or substantially all of the Collateral in any transaction or series of related transactions (other than in connection with substitutions contemplated by the Agreement or any other Credit Document) without the written consent of each Lender with a Commitment or outstanding Loan, in each case, greater than zero;

(ii) no amendment, waiver, consent, discharge or termination or other modification hereunder shall, unless agreed to in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document;

(iii) notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any change, waiver, discharge or termination hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (and such disqualification shall not apply to any Lender acting in a capacity other than as Lender); and

(iv) in the event of any amendment to increase the Aggregate Commitments, the Administrative Agent shall first give DBNY the opportunity to determine whether to increase its Commitment and if so, the amount of such increase (up to the full amount of the increase in the Aggregate Commitments).

Section 9.14 Survival. All indemnities set forth herein including in Section 3.04(c) (Compensation), Section 3.06 (Net Payments; Taxes), Section 8.06 (Indemnification) and Section 9.01 (Payment of Expenses, etc.) shall survive the execution, delivery and termination of this Agreement and the making and repayment of the Loans.

Section 9.15 Domicile of Loans. Subject to the limitations of Section 9.04 (Benefit of Agreement), any Lender may transfer and carry its Loans at, to or for the account of any branch office, Subsidiary or Affiliate of such Lender; provided that the Borrower shall not be responsible for costs arising under Section 3.04(a) (Interest Rules and Calculations) resulting from any such transfer (other than a transfer pursuant to Section 3.04(d) (Change of Lending Office; Limitation on Indemnities)) to the extent not otherwise applicable to such Lender prior to such transfer.

Section 9.16 Confidentiality.

(a) Subject to Section 9.04 (Benefit of Agreement) and paragraph (b) below, the Lenders and the Administrative Agent shall hold all non-public information obtained pursuant to the requirements of, or otherwise in connection with, this Agreement, in accordance with their customary policies and procedures for handling confidential information of this nature and in any event may make disclosures (i) to employees, officers, directors and agents of Deutsche Bank who need to review and monitor its relationship with the Borrower, the Manager or the Equity Owner and (ii) reasonably required by any bona fide actual or potential transferee or participant in connection with the contemplated transfer of any Loans or participation therein or an Affiliate of any Lender or the Administrative Agent (including its or their attorneys, legal advisors, accountants and consultants) (so long as such transferee, participant or Affiliate, agrees to be bound by the provisions of this Section 9.16) or as required or requested by any governmental agency, central bank, regulatory authority with jurisdiction over any Lender, pursuant to legal process or as otherwise required by Law; provided that (A) unless specifically prohibited by Applicable Law, such Lender shall, if practicable, notify the Borrower and the Administrative Agent promptly upon receipt thereof of any request by any governmental agency, central bank, regulatory authority with jurisdiction over such Lender, or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency, central bank or regulatory authority with jurisdiction over such Lender or other routine examination or audit of such Lender’s books and records by such governmental agency, central bank or regulatory authority with jurisdiction over such Lender) for disclosure of any such non-public information prior to disclosure of such information and (B) in no event shall any Lender or any of its Affiliates be obligated or required to return any materials furnished by the Borrower. A Person that ceases to be a Lender shall continue to abide by the provisions of this Section 9.16 for the duration of this Agreement, which obligation shall survive such Lender ceasing to be party hereto.

(b) It is expressly understood by the Administrative Agent and the Lenders that the information provided hereunder identifying the Fund Investments, the Market Value Prices and Market Values is intended solely for use in connection with this Agreement. Each Lender agrees that it shall not use any such information for trading purposes or furnish such information to trading personnel (other than members of Deutsche Bank’s senior management for the purpose of reviewing and monitoring the Commitment) or any other Person unless such information is necessary for such Person to perform a function that is not inconsistent with the purpose of this Agreement, and in each case for any purpose which is inconsistent with the foregoing restrictions or this Agreement.

(c) The Borrower hereby agrees it shall consult with and obtain the approval of the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed) prior to any public disclosures (other than filings required to be made with the SEC) made in connection with this Agreement, the Commitments or the Loans hereunder.

Section 9.17 Register. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 9.17 (Register), to maintain a register (the “Register”) on which it shall record the names and addresses of each Lender, and the Commitments of (including in the relevant currency thereof), and principal amounts (and stated interest) owing to each Lender. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Section 9.18 Lender Affiliate Securities. The Administrative Agent may from time to time give notice to the Borrower listing by name each Person who is an affiliate of a Lender for purposes of Section 23A.

Section 9.19 Marshalling; Recapture. The Administrative Agent and the Lenders shall not be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent the Administrative Agent on behalf of any Lender or any Lender receives any payment by or on behalf of the Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy Law, state or Federal Law, common law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to the Lenders as of the date such initial payment, reduction or satisfaction occurred.

Section 9.20 No Petition. Each of the parties hereto (other than the Borrower) covenants and agrees that, prior to the date that is one year and one day after the payment in full of all Obligations, no party hereto shall institute against the Borrower any involuntary bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings. This provision shall survive the termination of this Agreement.

Section 9.21 Acknowledgment. The parties hereto hereby acknowledge that none of the parties hereto has any fiduciary relationship with or fiduciary duty to any the other party pursuant to the terms of this Agreement, and the relationship between the Lenders and the Administrative Agent on the one hand, and the Borrower, on the other hand, in connection herewith is solely that of debtor and creditor.

Section 9.22 Severability. If any provision of any Credit Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Credit Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lenders in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

Section 9.23 Judgment Currency

(a) The obligations hereunder and under the other Credit Documents of the Borrower to make payments in Dollars or in an Alternate Currency, as the case may be (the “Obligation Currency”), shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment or otherwise, which is expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or any Lender, as applicable, of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender, as applicable, under this Agreement or the other Credit Documents, and the Borrower shall indemnify the Administrative Agent or such Lender, as applicable, for any shortfall.

(b) If, for the purpose of obtaining or enforcing judgment against the Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Dollar Equivalent of such amount, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”). If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

[Signatures begin on the next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or signatories thereunto duly authorized as of the day and year first above written.

DAUPHIN FUNDING LLC, as Borrower

By:	/s/ Gerald F. Stahlecker

Name:	Gerald F. Stahlecker

Title:	Executive Vice President

[signature page to Credit Agreement]

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent

By:	/s/ Satish Ramakrishna
Name: Satish Ramakrishna
Title: Managing Director

By:	/s/ David Dirvin
Name: David Dirvin
Title: Managing Director

[signature page to Credit Agreement]

DEUTSCHE BANK AG, NEW YORK BRANCH, as Lender

By:	/s/ Satish Ramakrishna
Name: Satish Ramakrishna
Title: Managing Director

By:	/s/ David Dirvin
Name: David Dirvin
Title: Managing Director

The Commitment of Deutsche Bank AG, New York Branch, as Lender is as follows:

Amount of Commitment	Percentage
$150,000,000	100%

[signature page to Credit Agreement]